As  filed  with  the  Securities  and  Exchange  Commission  on  July  11, 2000.

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C.  20549

                                    FORM SB-2

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                       (AMENDMENT NO.  _________________ )

                        COMTECH CONSOLIDATION GROUP, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

         DELAWARE                       7375;8082                  76-0544385
(State or jurisdiction of      (Primary Standard Industrial     (I.R.S. Employer
incorporation or organization)  Classification Code Number)  Identification No.)

                                   Copies to:

        Comtech Consolidation Group, Inc.      T. Deon Warner
        10497 Town & Country Way               Warner & Washington L.L.P.
        Suite 460                              4410 Montrose Blvd.
        Houston, Texas  77024                  Houston, Texas  77006
        (713) 554-2244                         (713) 807-1007

Approximate date of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ].

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under The Securities Act, check the following box and list the Securities Act Registration statement number of the earlier effective registration statement for the same offering. [ ].

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ].

If delivery of the prospectus is expected to be made pursuant to Rule 434 check the following box. [ ]

                                CALCULATION OF REGISTRATION FEE

                                    Proposed       Proposed

                                     Amount        Maximum           Maximum        Amount of

Title of Each Class of Securities    To Be      Offering Price      Aggregate     Registration

To be Registered                   Registered      Per Unit      Offering Price        Fee
---------------------------------  ----------  ----------------  ---------------  -------------
Common Stock. . . . . . . . . . .  27,000,000  $       0.15 (1)  $     4,050,000  $    1,069.20

1.  Assuming  a  market  price  of  $0.15  per  share  for  the  Common  Stock on the date this
Registration Statement is declared effective.  On July 7, 2000, the market price for the Common
Stock  closed  at  $  0.12  per  share.

The  registrant  hereby  amends  this  registration  statement  on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically  states  that  this  registration  statement  shall thereafter become effective in accordance  with Section 8(a) of the Securities Act of 1933 or until the registration statement shall  become  effective  on such date as the Commission, acting pursuant to said Section 8(a), may  determine.

     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECRURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICIATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS FO ANY SUCH STATE.

                   SUBJECT TO COMPLETION DATED JULY  11, 2000


                                   PROPSECTUS

                        COMTECH CONSOLIDATION GROUP, INC.


--------------------------------------------------------------------------------

                     SECURITIES TO BE ISSUED BY THE COMPANY:

                        19,853,179 SHARES OF COMMON STOCK


                SECURITIES TO BE OFFERED BY SELLING SHAREHOLDERS:

                        7,146,821 SHARES OF COMMON STOCK

--------------------------------------------------------------------------------



     Comtech Consolidation Group, Inc., a Delaware corporation (the "Company"), is offering, upon the terms and conditions set forth herein, 19,853,179 shares of Common Stock, par value $.00967 per share ("Common Stock"), of the Company
(8,519,980 shares of which will be used to extinguish up to $1,277,997 of the Company's outstanding account payables) for a price per share of $ . In
                                                                              --
addition,  certain  selling  shareholders  of  the  Company  are  offering up to
--------------------------------------------------------------------------------
7,461,821  shares  of Common Stock to the public at a price per share of $     .
--------------------------------------------------------------------------     -
The  market  price  for  the  Common  Stock  closed  at $___ on _________, 2000.
--------------------------------------------------------------------------------

     All Offerees receiving this Prospectus are urged to read this Prospectus carefully.


                         THE DATE OF THIS PROSPECTUS IS
                                 ____     , 2000

                               SUMMARY INFORMATION

     Comtech Consolidation Group, Inc., f/k/a Venning Group, Inc. ("ComTech" or the "Company") was incorporated on July 13, 1987 under the laws of the State of Delaware, to engage in any lawful corporate undertaking, including but not limited to selected mergers and acquisitions. The Company had been in the development stage from inception until August 12, 1997, at which time it acquired all of the capital stock of Networks On-Line, Inc., a network integrator and Internet service provider and began operations under its business plan. Networks On-Line, Inc. provides Internet access services to individuals and businesses in the Houston, Texas area and provides website hosting and Internet consulting on a nationwide basis.

     Revenue from three operating subsidiaries (EISP Corporation - engaged in the sale of Internet services; Professional Management Providers, Inc. - engaged in the delivery of health care services; and Networks On-Line, Inc. - engaged in the sale of Internet service provider services) will be the Company's primary source of cash flow during 2000. Although the Company continues to seek strategic acquisitions to enhance its core businesses, there can be no assurance that the Company will be able to generate sales in quantities sufficient to generate positive cash flow. In addition, there can be no assurance that the Company will not continue to experience operating losses for the foreseeable future as it commits additional resources to increase revenue.

     The Company business is the acquisition and consolidation of the business operations of small companies. It combines these small entities into larger organizations that can take advantage of their collective size and achieve economies of scale. To date the Company has acquired and was consolidating business operations in two industries, Internet services and Healthcare.

     In January of 1998, the Company formed a new wholly owned subsidiary named EISP Corporation (Enhanced Internet Service Provider), a Texas corporation. EISP's mission was to develop market enhanced Internet services, i.e. video teleconferencing, faxing to be bundled with its standard Internet services.

     In February of 1998, the Company acquired Professional Management Providers, Inc. (PMP), a Baton Rouge, Louisiana based corporation. PMP is a management consulting company for home health care providers, with customers located in Texas and Louisiana. PMP was established as a subsidiary holding company for acquisitions of home health care agencies. During 1998, PMP made a significant amount of acquisitions with annualized revenues of approximately $17 million.

     In April 1998, the Company acquired Unique Dawning, Inc. (UDI), a Texas Corporation. UDI, headquartered in Houston, operated specialized health care center (partial hospitals) providing services to outpatients, with centers located in Texas and Louisiana. UDI was established as a subsidiary holding company for acquisitions of partial hospitals. During 1998 and 1999, UDI made a significant amount of acquisitions with annualized revenues of approximately $6 million.

     ComTech was originally in the business of growing sales revenues and earnings through consolidation (acquisition) of privately held operating entities under its two tier corporate holding structure. As acquisitions were made, the Company formed a subsidiary holding company, specifically structured as a financing vehicle to fund ongoing expansion around the business initially acquired. This two tier corporate holding structure was established to provide a means of raising operating capital without dilution to the Company shareholders. It also allowed the subsidiary holding company to develop its own market identity, separate and apart from that of the Company. The objective of this system was to continue to grow the business of its subsidiary holding company, thereby increasing sales revenue and earnings.

     In second quarter of 1999, ComTech decided to abandon the subsidiary holding company concept because of its lack of control over the subsidiary holding companies. The Company did not realize how much control it had actually lost until it tried to change its method of managing the day-to-day operations of the subsidiaries. In doing so, the Company lost a significant amount of operations in the health care division.

     In July 1999, the Company lost seven of the eight operating health care facilities of PMP. The only surviving operating health care entity of PMP was A-1 Bayou, a home health care agency located in Jeanerette, Louisiana. In December 1999, the Board of Directors of ComTech voted to transfer the ownership of A-1 Bayou directly to ComTech. In September 1999, the Company closed four of the five operating health care facilities of UDI.

     As of December 1999, ComTech has only three operating subsidiaries, one engaged in health care and two engaged in Internet related businesses. These entities generate approximately $2 million in annual revenues.

     Networks On-Line/EISP - Each of NOL and EISP is a wholly owned subsidiary of ComTech. Their combined primary business is providing high speed Internet access, video conferencing, web hosting, and other bundled Internet services. Management's goal is to build the revenue base of both companies from their current combined base of approximately $550,000 to over $2 million annually during the next eighteen months. To accomplish this task, management hired an experienced ISP operator whose compensation is performance-based and incentive-laden to promote achievement of company goals. ComTech will also seek to build NOL and EISP through acquisitions and groom the company for a potential spin-off to increase shareholder value.

     A-One Bayou Home Health 2000, Inc. - A-One Bayou is a wholly owned subsidiary of ComTech. A-One Bayou operates in the home health care industry. A-One has grown its current operations, and is generating revenues of approximately 1.5 million dollars a year. Last year, the company opened a second office in the Jeanerette, Louisiana area. The company is managed and operated by a seasoned health care professional with more than ten years' managerial experience. This professional is responsible for the growth of A-One, opening the second office last year, and continues to manage the day-to-day operations of the company.

     A-One Bayou Home Health 2000, Inc. is the only home health agency located in Jeanerette, Louisiana. A-One specializes in providing quality health care in the home environment. A-One has a second branch located in Morgan City, Louisiana which is located directly across from Lakewood Hospital. There are two other home health care agencies in Morgan City.

     A-One provides the following services: RN, LPN, Home Health Aides (HHA), Medical Social Services, Physical and Occupational Therapist. A-One specializes in providing Psychiatric and Pediatric Nursing.

     Since its acquisition in October of 1998, revenue for A-One increased to $2.2 million in 1999 and the Company anticipates even greater results in the year 2000.


                                  RISK FACTORS

     An Investment in the Company involves a high degree of risk. Offerees and other prospective investors should consider the following factors, in addition to other information contained in this Prospectus.

History  of  Operating  Losses;  Accountants'  Explanatory  Paragraph

     The Company was originally formed in 1987, commenced business in August 1997 and has incurred operating losses since inception. Revenue from three operating subsidiaries (EISP Corporation - engaged in the sale of Internet services; Professional Management Providers, Inc. - engaged in the delivery of health care services; and Networks On-Line, Inc. - engaged in the sale of Internet service provider services) will be the Company's primary source of cash flow during 2000. Although the Company continues to seek strategic acquisitions to enhance its core businesses, there can be no assurance that the Company will be able to generate sales in quantities sufficient to generate positive cash flow. In addition, there can be no assurance that the Company will not continue to experience operating losses for the foreseeable future as it commits additional resources to increase revenue.

     The Company's independent certified public accountants included an explanatory paragraph in their opinion with respect to the Company's financial statements to reflect the recurring losses from operations have raised substantial doubt about the ability of the Company to continue as a going concern. The Company's internally generated cash flows from operations have historically been, and continue to be, insufficient for cash needs. The Company has, therefore, relied upon external equity financing to continue its operations.

     From inception though March 31, 2000, the Company incurred significant operating losses and at March 31 2000, the Company had a capital deficit of $94,643. Until the Company can obtain monthly sales levels of approximately $200,000, which the Company currently believes to be necessary to fund current working capital needs, there is uncertainty as to the ability of the Company to expand its business and continue as a going concern. The Company's current forecast indicates that there will be negative cash flows from operations into the fourth quarter of 2000. There can be no assurance that the Company will be able to generate revenues as projected sufficient to service the cost of operations and fund the capacity to handle the Company's growth. Further, failure to realize the sales growth projections could shorten the period that the estimated offering proceeds will be sufficient to meet working capital needs. As a result, there can be no assurance that the Company will be successful in funding its working capital and capacity needs.

Need  for  Additional  Capital  and  Capital  Requirements

     The Company's efforts to develop and grow its Internet services have required, and will continue to require, the Company to invest in infrastructure and systems development. In addition, the Company's reliance on government programs such as Medicare and Medicaid to fund its healthcare operations puts the Company's prospective revenues at risk due to the delays in payment and potential for those agencies to seek repayment of previously paid fees. The Company has incurred substantial losses since inception and expects to continue to incur losses through the fourth quarter of 2000. During the second quarter of 2001, the company expects its operating revenues will be sufficient to cover operating costs and provide positive cash flow. However, there can be no assurance that the Company will meet these expectations and generate positive cash flow in the foreseeable future. As a result, the Company expects it will need to raise additional capital in future periods. The Company currently does not have sufficient capital to meet its cash flow requirements over the next 6 months. The Company expects to satisfy its cash flow shortages with (i) the sale of additional shares of Common Stock pursuant to private sales, (ii) the proceeds of the Offering and (iii) the proceeds of a working capital line of credit, which the Company is presently seeking with an unaffiliated lender. If the Company experiences greater than anticipated capital requirements, or if the implementation of the Company's operating strategy fails to produce anticipated revenue growth and cash flows or if additional sources of capital are needed earlier than currently anticipated, the Company's ability to continue operations will be severely impacted. The timing of the need for additional capital also will be affected by the extent to which shares of Common Stock in this Offering are sold. See "Offering." There can be no assurance that the Company will be able to obtain equity or lease financing when needed or on terms that the Company finds acceptable. Any additional equity financing may cause immediate and substantial dilution to the Company's shareholders. If the Company is unable to obtain sufficient funds to satisfy its capital requirements, it will be forced to reduce the scope of its expansion plans, curtail operations, dispose of assets or seek extended payment terms from its vendors, any of which could have a material adverse effect on the Company's business, financial condition and results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations - Liquidity and Capital Resources."

Risk  of  Managing  Growth;  Recent  Management  Changes

     The Company's growth has placed, and is expected to continue to place, a significant strain on the Company's management, administrative, operational, financial and technical resources and on its systems and controls. The Company has made recent changes in executive level management positions and certain of the Company's senior management personnel have worked together only a short time. The Company believes it will need, both in the short term and the long term, to hire additional qualified administrative and management personnel in all functional areas. Failure to locate, hire and retain such qualified personnel or failure to manage the Company's growth properly could have a material adverse effect on the Company's business, financial condition or results of operations. See "-Dependence on Key Personnel; Need to Hire Additional Qualified Personnel," "Description of the Business," "Management's Discussion and Analysis of Financial Condition and Results of Operation," and "Directors, Executive Officers, and Control Persons - Management."

Market  Growth  of  Internet  Services

     The market and demand for consumer-to-business and business-to-business Internet services is growing rapidly. While the Company believes the market and demand for such services will continue to grow, there can be no assurance as to the extent of any such growth. Even if there is continued growth in the use of Internet services, there can be no assurance that customers will elect to use, or to continue to use, the services provided by the Company to fulfill their Internet services needs. If the use of service providers does continue to grow, there can be no assurance that the Company will be able to attract these new users as customers. See "Description of the Business-Market Analysis."

Competition

     The Company faces a high degree of competition in each of its service areas. The Company's current and potential competitors fall into the following categories: A. for Internet service providers: (i) telecommunication companies and resellers, (ii) institutional Internet service providers, (iii) independent Internet service providers, (iv) unified Internet messaging providers and (v) various web design and electronic commerce providers. However, because of the high rate at which other established and new companies are entering the various business segments, there can be no assurance that additional competitors will not enter markets the Company currently serves. Many of these competitors may possess significantly greater financial, marketing, technical and other resources than the Company. There can be no assurance that additional competitors will not enter markets that the Company presently serves or plans to serve or that the Company will be able to compete effectively. In addition, there can be no assurance that potential customers will not elect to use their own equipment to fulfill their needs for Internet services or that they will not elect to use alternatives to the Company's Internet services. See "Description of the Business - Competition."

     The Company also faces a high degree of competition in its health care segment. These competitors include, but are not limited to, (i) hospitals, (ii) day hospitals, (iii) clinics, and (iv) other shortterm care facilities. Many of these competitors possess significantly greater financial, marketing, technical and other resources than the Company. There can be no assurance that additional competitors will not enter markets that the Company presently serves or plans to serve or that the Company will be able to compete effectively.

Company  System  Failure

     The success of the Company's Internet services is largely dependent upon the efficient and uninterrupted operation of its telecommunications system infrastructure. The Company needs to expand its disaster recovery plan to include one or more redundant network switching centers. The Company's systems and operations remain vulnerable to damage or interruption from fire, earthquake or other natural disaster and from power loss, telecommunications failure, break-ins, unauthorized entry, computer viruses, and similar events beyond the Company's control. Furthermore, the hardware, software and network systems developed by the Company are relatively new, and therefore have not withstood the demands of the larger volume associated with the Company's revenue projections. There can be no assurance that these systems will be adequate to operate at the volume levels projected or operate efficiently enough to produce the required gross margin for the Company to be profitable. The occurrence of any of the foregoing risks could have a material adverse effect on the Company's business, financial condition and results of operations.

Lack  of  Long-Term  Customer  Contracts

     The majority of the Company's interest services are performed pursuant to specific purchase orders from customers and other short-term arrangements. While the Company actively pursues longer-term contracts with customers, the Company's existing contracts typically are of a duration of six months to one year. As a result, there can be no assurance that the majority of the Company's internet relatedcustomers will continue to purchase the Company's services in the future. See "Description of the Business - Market Analysis."

The  Pricing  for  Services  is  Uncertain

     Prices for Internet services have fallen historically. The Company expects prices in the Internet industry in general to continue to fall, and prices for the Company's existing and future services may fall corresponding. Accordingly, there can be no assurance that the Company's current pricing schedule will prove to be viable, demand for Company's services will materialize at the prices it would like to charge, or the Company will be able to sustain adequate future pricing levels as competitors introduce competing services.

Dependence  on  Key  Personnel;  Need  to  Hire  Additional  Qualified Personnel

     The Company is highly dependent on the technical and management skills of its key employees, including technical, sales, marketing, financial and executive personnel, and on its ability to identify, hire and retain additional personnel. Competition for such personnel is intense and there can be no assurance that the Company will be able to retain existing personnel or identify or hire additional personnel. The failure to retain and attract the necessary technical, managerial, financial, marketing and customer service personnel could have a material adverse effect on the Company's business, financial condition and results of operations. The Company's performance also depends on its ability to retain and motivate its executive officers and key employees, several of whom have worked together for only a short time. The Company is in the process of entering into employment agreements with its senior officers. The loss of key personnel could have a material adverse effect on the Company's business, financial condition and results of operations. See "Risk of Managing Growth; Recent Management Changes" and "Directors, Executive Officers, and Control Persons - Management"

Technological  Change

     The Internet service industry is characterized by rapid and continuous technological change, evolving industry standards, emerging competition and frequent new service and other product introductions. Future technological advances in the Internet services industry may result in the availability of new services that could compete with the services currently provided by the Company or decreases in the cost of existing services that could enable the Company's established or potential customers to fulfill their own Internet services needs more cost effectively. There can be no assurance that the Company can successfully identify new service opportunities and develop and bring new products and services to market in a timely and cost-effective manner, or that products, services or technologies developed by others will not render the Company's products, services or technologies noncompetitive or obsolete.

Software  and  Hardware  Defects;  Possibility  of  Development  Delays

     Software-based services and equipment, such as the Company's may contain undetected errors or failures when introduced or when new versions are released. The hardware, software, and network systems the Company has developed are relatively new and, therefore, have not withstood the demand of the larger volume associated with its revenue projections. There can be no assurance that these systems will be adequate to operate at the volume levels projected or operate efficiently enough to produce the required gross margin the Company needs to be profitable. Furthermore, there can be no assurance that, despite testing by the Company and by current and potential customers, errors will not be found in the Company's software after commercial release, or that the Company will not experience development delays, resulting in delays in market acceptance. Any of these circumstances could have a material adverse effect on the Company's business, prospects, financial condition and results of operations.

The  Internet  as  an  Information  Transmission  Medium

     The Company's future success will depend on its ability to route its customers' traffic through the Internet and through dedicated and/or partially dedicated data network bandwidth. The Company depends on the viability of the Internet and other bandwidth as a medium for the transmission of information in various forms. To date, the Company has transmitted a limited amount of customer traffic as compared to its growth projections. There can be no assurance that these will prove to be viable communications media or that information transmission will be reliable. There also can be no assurance against the development of capacity constraints that might inhibit efficient information transmission.

Continued  Growth  in  the  Use  of  the  Internet

     The Company's future success is dependent upon continued growth in the use of the Internet in order to support the sale and use of the Company's internet services and products. There can be no assurance that the number of Internet users will continue to grow. As is typical in the case of a new and rapidly evolving industry, demand and market acceptance for recently introduced products and services are subject to a high level of uncertainty. The Internet may not prove to be a viable avenue to transmit communications for a number of reasons. These reasons include (i) lack of acceptable security technologies, (ii) lack of access and ease of use, (iii) traffic congestion, (iv) inconsistent quality or speed of service, (v) potentially inadequate development of the necessary infrastructure, (vi) excessive governmental regulation, (vii) uncertainty regarding intellectual property ownership, or (viii) lack of timely development and commercialization of performance improvements, including high-speed modems.

Lack  of  Patents  and  Copyrights

     The  Company  has  developed  much  of  its  own  operating system and user software and expects to continue to improve existing applications and develop new applications in the future. As of the date of this Prospectus, the Company has not copyrighted or patented any of its software and relies on non-disclosure agreements and common law rights of protection. Other companies may hold or obtain patents on inventions or may otherwise claim proprietary rights to technology useful or necessary to the Company's business. The Company intends to pursue available patent, copyright, trademark and service mark protection for its business process, software, and Internet content. The extent to which the Company may be required to seek licenses under such patents or other proprietary rights of third parties, and the cost or availability of such licenses, cannot now be predicted. There can be no assurance, however, that others will not independently develop superior know-how or obtain access to know-how used by the Company that the Company now considers proprietary.
Risk  Associated  With  Acquisitions,  Investments  and  Strategic  Alliances

     The Company intends, in the future, to pursue opportunities to acquire customer data bases and businesses from, make investments in, or enter into strategic alliances with, companies that have customer data bases, switching capabilities or existing networks in the Company's current or target markets. See "Description of the Business - Market Analysis." The Company currently does not have any acquisitions or negotiations pending. Any future acquisitions, investments or strategic alliances will be financed with either equity or debt securities of the Company, and will be accompanied by the risks commonly encountered in such transactions or efforts. Such risks include, among others,
(i) the difficulty of identifying appropriate acquisition candidates, (ii) the difficulty of assimilating the operations and personnel of the respective entities, (iii) the potential disruption of the Company's ongoing business, (iv) the inability of management to capitalize on the opportunities presented by acquisitions, investments, strategic alliances or related efforts, (v) the failure to successfully incorporate licensed or acquired technology and rights into the Company's services, (vi) the inability to maintain uniform standards, controls, procedures and policies and (vii) the impairment of relationships with employees and customers as a result of changes in management. Acquired operations typically operate independent marketing, customer support, billing systems and other functions. Any acquisition by the Company could result in difficulties in the integration and consolidation of customer bases or operations. Pending such integration and consolidation, it would be necessary for the Company to maintain separate billing systems and other functions of the acquired operation, which could cause inefficiencies and significant operational complexity and expense, increase the risk of billing delays and financial reporting difficulties, and impair the Company's efforts to cross-sell the products and services of the acquired operation. Additionally, in connection with an acquisition, the Company could experience rates of customer attrition that would be significantly higher than the rate of customer attrition that it ordinarily experiences. There can be no assurance that the Company would be successful in overcoming these risks or any other problems encountered with such acquisitions, investments, strategic alliances or related efforts.

Governmental  Regulation

     The telecommunications industry is subject to regulation by the Federal Communications Commission (the "FCC"), by various state public service and public utility commissions and by various international regulatory authorities. The FCC has the power to impose regulatory requirements on the Company and currently classifies the Company as a "nondominant carrier." Generally, the FCC has chosen not to closely regulate the charges or practices of no dominant carriers. The FCC also has the power to impose more stringent regulatory requirements on the Company and to change its regulatory classification. As a result, there can be no assurance that the FCC will not change the Company's regulatory classification or otherwise subject the Company to more burdensome regulatory requirements that would have a material adverse effect on the Company's business, financial condition and results of operations.

     The Company is subject to federal and state laws regulating the unsolicited transmission of e-mail transmissions for advertisement purposes. The Company has adopted a policy to refrain from transmitting e-mail advertisements except to the Company's own customers and other recipients who have expressed an interest in receiving the transmitted information or otherwise have given their permission to receive such transmissions. The Company encourages its customers to familiarize themselves with the relevant laws and to conduct their businesses in accordance with applicable laws.

Government  Regulation  of  Health  Care  Services

     Various state and federal laws regulate the relationships between providers of health care services, physicians and other clinicians. These laws include the fraud and abuse provisions of the Social Security Act, which include the "anti-kickback" and "anti-referral" laws. The "anti-kickback" laws prohibit the solicitation, payment, receipt, or offering of any direct or indirect remuneration for the referral of Medicare or Medicaid patients or for the ordering or providing of Medicare or Medicaid covered services, items or equipment. The "anti-referral" laws impose restrictions on physicians' referrals for designated health services to entities with which they have financial relationships. Violations of these laws may result in substantial civil or criminal penalties for individuals or entities, including large civil monetary penalties and exclusion from participation in the Medicare and Medicaid programs. Such exclusion, if applied to the New PCs or other physician groups with which the Company may contract in the future, could result in significant loss of reimbursement. A determination of liability under any such laws, could have a material adverse effect on the Company. See "Business - Government Regulation and Supervision."

State  Regulation

     Several states, including Texas and Louisiana, have adopted laws similar to the "anti-kickback" and "anti-referral" laws that cover patients in private programs as well as government programs. See "Business - Government Regulation and Supervision." The laws of many states prohibit physicians from splitting fees with non-physicians and prohibit non-physician entities from practicing medicine. These laws vary from state to state and are enforced by the courts and by regulatory authorities with broad discretion.

Compliance

     Although the Company believes its operations as described in this Prospectus are, and will continue to be, in material compliance with existing applicable laws, the Company's business operations have not been the subject of judicial or regulatory interpretation. There can be no assurance that review of the Company's business by courts or regulatory authorities will not result in determinations that could adversely affect the operations of the Company or that the health care regulatory environment will not change so as to restrict the Company's existing operations or their expansion. In addition, such regulatory requirements could adversely impact the Company's continued operations within such jurisdictions if the Company is unable to modify its operational structure to conform to such regulatory framework. Any limitation on the Company's ability to expand could have an adverse effect on the Company.

Reform  Initiatives

     In addition to extensive, existing government health care regulation, there have been numerous initiatives on the federal and state levels for comprehensive reforms affecting the payment for and availability of health care services. The Company believes that such initiatives will continue during the foreseeable future. Aspects of certain of these reforms as proposed in the past, such as further reductions in Medicare and Medicaid payments and additional prohibitions on physician ownership, directly or indirectly, of facilities to which they refer patients, if adopted, could adversely affect the Company. See "Description of the Business - Market Analysis - Medicare and Medicaid Programs."

Reimbursement;  Trends  and  Cost  Containment

     Management estimates that approximately 50% of the revenues of the subsidiaries are derived from government sponsored health care programs (principally, the Medicare and Medicaid programs). The health care industry is experiencing a trend toward cost containment as government and private third party payors seek to impose lower reimbursement and utilization rates and negotiate reduced payment schedules with service providers. The Company believes that these trends will continue to result in a reduction from historical levels in per-patient revenue for such medical practices. Further reductions in payments to physicians or other changes in reimbursement for health care services could have an adverse effect on the Company's operations, unless the Company is otherwise able to offset such payment reductions.

     Rates paid by private third party payors, including those that provide Medicare supplemental insurance, are based on established physician. ASC and hospital charges are generally higher than Medicare payment rates. A change in the patient mix of the practices under Company management that results in a decrease in the number of patients covered by private insurance could adversely affect the Company's results of operations.

     The federal government has implemented, through the Medicare program, a resource-based relative value scale ("RBRVS") payment methodology for physician services. This methodology went into effect in 1992 and is continuing to be implemented in annual increments through December 31, 1996. RBRVS is a fee schedule that, except for certain geographical and other adjustments, pays similarly situated physicians the same amount for the same services. The RBRVS is adjusted each year, and is subject to increase or decreases at the discretion of Congress. To date, the implementation of RBRVS has reduced payment rates for certain of the procedures historically provided by physician practices. RBRVS-type of payment systems have also been adopted by certain private third party payors and may become a predominant payment methodology. Wider-spread implementation of such programs would reduce payments by private third party payors, and could indirectly reduce the Company's operating margins to the extent that costs of providing clinical services related to such procedures could not be proportionately reduced.

     There can be no assurance that any or all of these reduced revenues and operating margins could be offset by the Company through cost reductions, increased volume, introduction of new procedures or otherwise. See "Description of the Business - Market Analysis."

Risks  Associated  with  Managed  Care  Contracts

     As an increasing percentage of patients come under the control of managed care entities, the Company believes that its success will, in part, be dependent upon the Company's ability to negotiate, contracts with health maintenance organizations ("HMOs"), employer groups and other private third party payors pursuant to which services will be provided on a risk-sharing capitated basis by the Company. Under some of such agreements, the healthcare provider accepts a pre-determined amount per month per patient in exchange for providing all necessary covered services to the patients covered under the agreement. Such contracts pass much of the risk of providing care from the payor to the provider. The proliferation of such contracts in markets served by the Company could result in greater predictability of revenues, but greater unpredictability of expenses. There can, however, be no assurance that the Company will be able to negotiate, on behalf of its healthcare facilities, satisfactory arrangements on a risk-sharing or capitated basis. In addition, to the extent that patients or enrollees covered by such contracts require more frequent or extensive care than is anticipated, operating margins may be reduced, or in the worst case, the revenues derived from such contracts may be insufficient to cover the costs of the services provided. As a result, the subsidiaries may incur additional costs, which would reduce or eliminate anticipated earnings under such contracts. Any such reduction or elimination of earnings could have a material adverse affect on the Company's results of operations.


Limited  Public  Market

     The public trading market for the Company's Common Stock has a minimal trading volume (approximately 200,000 per day) and there can be no assurance that the trading market will improve. Assuming the successful completion of the Offering, the Company intends to take the necessary actions to continue its Common Stock to be traded by means of the Nasdaq National Market System ("NMS"). However, there can be no assurance that the market for the Company's Common Stock will continue on the OTCBB or the NMS. The market for the Common Stock is highly illiquid, sporadic and volatile.

Penny  Stock  Regulation

     The Commission has adopted rules that regulate broker-dealer practices in connection with transactions in "penny stocks." Penny stocks generally are equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the NMS, provided that current price and volume information with respect to transactions in such securities is provided by the exchange system). The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document prepared by the Commission that provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer's account. In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from such rules, the broker-dealer must make a special written determination that a penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in any secondary market for a stock that becomes subject to the penny stock rules. The Company's Common Stock is subject to the penny stock rules, and accordingly, investors may find it difficult to resell their shares, if at all.

Authorized  Stock

     The Board of Directors of the Company has the authority to issue up to 1,000,000 shares of "blank check" preferred stock with such designations, rights and preferences as may be determined by the Board of Directors. Accordingly, the Board of Directors of the Company is empowered, without further shareholder approval, to issue preferred stock with dividend, liquidation, conversion, voting or other rights which could adversely affect the voting power or other rights of the holders of the Company's Common Stock. Certain companies have used the issuance of preferred stock as an anti-takeover device and the Board of Directors could, without further shareholder approval, issue preferred stock with certain rights that could discourage an attempt to obtain control of the Company in a transaction not approved by the Board of Directors. The Board of Directors of the Company also has authority to issue up to 100,000,000 shares of Common Stock. See "Description of Capital Stock."

Fluctuation  in  Stock  Price

     The Company's annual and quarterly operating results may fluctuate significantly in the future as a result of numerous factors, including (i) the rate at which the Company is able to add customers and up-sell additional usage-based services to existing customers, (ii) the amount and timing of expenditures to enhance sales and marketing and to expand the Company's infrastructure, or other costs, (iii) the announcement or introduction of new or enhanced internet services by the Company's competitors, (iv) technical difficulties or network downtime, (v) economic and competitive conditions specific to the Internet industry and (ii) the Company's integration of its two separate core businesses. As a result, it is likely that in some future periods the Company's operating results will be below the expectations of securities analysts and investors. If this happens, the trading price of the Company's Common Stock would likely be materially adversely affected.

Need  to  Maintain  a  Current  Prospectus

     The Company must maintain a current prospectus in order for the Selling Shareholders to sell the shares of Common Stock to which this Prospectus relates. In the event that the Company is unable to maintain this Prospectus, the Selling Shareholders will not be able to resell their shares of Common Stock in any public market.

Forward-Looking  Statements  and  Associated  Risk

     This Prospectus contains forward-looking statements, including statements regarding, among other items, the Company's future plans and growth strategies and anticipated trends in the industry in which the Company operates. These forward-looking statements are based on the Company's expectations and are subject to a number of risks and uncertainties, many of which are beyond the Company's control. Actual results could differ materially from these forward-looking statements as a result of the factors described herein, including, among others, regulatory or economic influences. In light of these risks and uncertainties, there can be no assurance that the objectives and plans of the Company will be achieved.

System  Failure  Risk

     In 1999, the Company reviewed the computer hardware and software systems used in the delivery and support of its products and services and brought all systems into Year 2000 compliance and readiness. However, the ability of third parties with which the Company transacts business to adequately address their system readiness issues is outside the Company's control. Therefore, there can be no assurance that the failure of such third parties to adequately address their respective system readiness issues will not have an adverse effect on the Company's business, financial condition and results of operations.

                                 USE OF PROCEEDS

     Management of the Company expects the net proceeds from the Offering to be approximately $4,050,000 after deducting estimated expenses assuming 19,853,179shares of Common Stock registered hereunder are sold at a price per share of $.15 and the Company's offering expenses do not exceed $100,000. The Company will use the proceeds, if any, from the sale of the shares of Common Stock (i) to retire vendor payables and other debt of the Company, (ii) to pay expenses associated with registering shares for the selling shareholders and
(iii) for general corporate purposes. The Company's current vendor payables and other debt approximate $1,277,997 and its general corporate needs for the period July 2000 thru June 2001 approximate $1,397,893.


                                 DIVIDEND POLICY

     The Company has not declared or paid cash dividends on its Common Stock to date. The current policy of the Board of Directors is to retain earnings, if any, to provide funds for operating and expansion of the Company's business. Such policy will be reviewed by the Board of Directors of the Company from time to time in light of, among other things, the Company's earnings and financial position. The Company is required to pay dividends on all classes of Preferred Stock prior to payments, if any, of dividends on its Common Stock. As of June 30, 2000, the Company had accrued, but unpaid, dividends of $98,480 on its Preferred Stock.

                                    OFFERING

     THE COMPANY IS OFFERING UP TO 19,853,179 SHARES OF COMMON STOCK FOR A PRICE PER SHARE OF $___. THE SHARES ARE BEING SOLD BY THE COMPANY'S OFFICERS AND DIRECTORS.


                         DETERMINATION OF OFFERING PRICE

     The Offering price per share of the Common Stock will be the market price on the date the Registration Statement, of which this Prospectus is a part, becomes effective. On July 7, 2000, the market price for the Common Stock closed at $0.12 per share.

                                 CAPITALIZATION TABLE

     The following table sets forth the unaudited capitalization of the Company as of
March  31,  2000,  and  as  adjusted to reflect the issuance and sale of Preferred B,
Preferred  E  and  Restricted  shares  of  Common  Stock  by  the  Company.

                                     (In Dollars)


                          MARCH 31,    ISSUANCE OF    ISSUANCE OF      ISSUANCE OF
                            2000        B SHARES      E   SHARES     RESTRICT SHARES
                           [1,645]       [1,484]      [5,114,642]

ASSETS:                   1,203,035    1,203,035     1,203,035      1,203,035

LIABILITIES:. . . . . .   1,297,678    1,167,579     1,127,964      1,127,964


REDEEMABLE SECURITIES:.           0      164,500       312,900      1,080,096


CAPITAL DEFICIT:. . . .     (94,643)    (129,044)     (237,829)    (1,005,025)


  TOTAL CAPITALIZATION:  $1,203,035  $ 1,203,035  $  1,203,035  $   1,203,035

                           DESCRIPTION OF THE BUSINESS

     Comtech Consolidation Group, Inc., f/k/a Venning Group, Inc. (ComTech or the Company) was incorporated on July 13, 1987 under the laws of the State of Delaware, to engage in any lawful corporate undertaking, including but not limited to selected mergers and acquisitions. The Company had been in the development stage from inception until August 12, 1997, at which time it acquired all of the capital stock of Networks On-Line, Inc., a network integrator and Internet service provider and began operations under its business plan. Networks On-Line, Inc. provides Internet access services to individuals and businesses in the Houston, Texas area and provides website hosting and Internet consulting on a nationwide basis.

     The Company business is the acquisition and consolidation of the business operations of small companies. It combines these small entities into larger organizations that can take advantage of their collective size and achieve economies of scale. To date the Company has acquired and was consolidating business operations in two industries, Internet services and Healthcare.

     In January of 1998, the Company formed a new wholly owned subsidiary named EISP Corporation (Enhanced Internet Service Provider), a Texas corporation. EISP's mission was to develop market enhanced Internet services, i.e. video teleconferencing, faxing to be bundled with its standard Internet services. The Company transferred ownership of Networks On-Line, Inc. to EISP Corporation, creating a full Network services division.

     In February of 1998, the Company acquired Professional Management Providers, Inc. (PMP), a Baton Rouge, Louisiana based corporation. PMP is a management consulting company for home health care providers, with customers located in Texas and Louisiana. PMP was established as a subsidiary holding company for acquisitions of home health care agencies. During 1998, PMP made a significant amount of acquisitions with annualized revenues of approximately $17 million.

     In April 1998, the Company acquired Unique Dawning, Inc. (UDI), a Texas Corporation. UDI, headquartered in Houston, operated specialized health care center (partial hospitals) providing services to outpatients, with centers located in Texas and Louisiana. UDI was established as a subsidiary holding company for acquisitions of partial hospitals. During 1998 and 1999, UDI made a significant amount of acquisitions with annualized revenues of approximately $6 million.

     ComTech was originally in the business of growing sales revenues and earnings through consolidation (acquisition) of privately held operating entities under its two tier corporate holding structure. As acquisitions were made, the Company formed a Subsidiary Holding Company, specifically structured as a financing vehicle to fund ongoing expansion around the business initially acquired. This two tier corporate holding structure was established to provide a means of raising operating capital without dilution to the Company shareholders. It also allowed the Subsidiary Holding Company to develop its own market identity, separate and apart from that of the Company. The objective of this system was to continue to grow the business of its Subsidiary Holding Company, thereby increasing sales revenue and earnings.

     In second quarter of 1999, ComTech decided to abandon the Subsidiary Holding Company concept because of its lack of control over the Subsidiary Holding Companies. The Company did not realize how much control it had actually lost until it tried to change its method of managing the day-to-day operations of the company. In doing so, the Company lost a significant amount of operations in the health care division.

     In July 1999, the Company lost seven of the eight operating health care facilities of PMP. The only surviving operating health care entity of PMP was A-1 Bayou, a home health care agency located in Jeanerette, Louisiana. In December 1999, the Board of Directors of ComTech voted to transfer the ownership of A-1 Bayou directly to ComTech.

     In September 1999, the Company closed four of the five operating health care facilities of UDI.

     As of December 1999, ComTech has only three operating subsidiaries, one engaged in health care and two engaged in Internet related businesses. These entities generate approximately $2 million in annual revenues.

     In summary, ComTech was a holding company that had developed a strategy that:

     -  Enhances  the  values  of  its  assets  (equity  in  Subsidiary  Holding
        Companies).

     -  Provides  management with incentives to continue to grow the businesses.

     - Provides management with the corporate structure to obtain ongoing growth.

     Due to the significant management problems noted in 1999, the Company has changed its method of managing it subsidiaries. ComTech, the holding company, now directly managed the financial and administrative operations of all of its subsidiaries.

     As of December 1999, ComTech has only three operating subsidiaries, one engaged in health care and two engaged in Internet related businesses. These entities generate approximately $2 million in annual revenues.

     Due to the significant management problems noted in 1999, the Company has changed its method of managing it subsidiaries. ComTech, the holding company, now directly manages the financial and administrative operations of all of its subsidiaries.

     In early 2000, the new management team of ComTech decided to refocus the Company to capitalize on the tremendous growth of the Internet. The fact that ComTech already owns NOL and EISP (Internet service providers) facilitates this refocus. ComTech will play a major role in the technology arena and will grow rapidly through acquisitions. Management feels that by changing the direction of the Company to focus more fully on technology related companies, ComTech will be opening the door to numerous business possibilities.

     Networks On-Line/EISP - NOL is a wholly owned subsidiary of ComTech whose primary business is providing high speed Internet access, video conferencing, web hosting, and other bundled Internet services. Management's goal is to build the revenue base of Networks Online from its current base of approximately
$550,000 to over $2 million annually during the next eighteen months. To accomplish this task, management hired an experienced ISP operator whose compensation IS performance-based and incentive-laden to promote achievement of company goals. ComTech will also seek to build NOL through acquisitions and groom the company for a potential spin-off to increase shareholder value.

     A-One Bayou Home Health 2000, Inc. - A-One Bayou is a wholly owned subsidiary of ComTech. A-One Bayou operates in the home health care industry. A-One has grown its current operations, and is generating revenues of approximately 1.5 million dollars a year. Last year, the company opened a second office in the Jeanerette, Louisiana area. The company is managed and operated by a seasoned health care professional with more than ten years' managerial experience. This professional is responsible for the growth of A-One, opening the second office last year, and continues to manage the day-to-day operations of the company.

     A-One Bayou Home Health 2000, Inc. is the only home health agency located in Jeanerette, Louisiana. A-One specializes in providing quality health care in the home environment. A-One has a second branch located in Morgan City, Louisiana which is located directly across from Lakewood Hospital. There are two other home health care agencies in Morgan City.

     A-One provides the following services: RN, LPN, Home Health Aides (HHA), Medical Social Services, Physical and Occupational Therapist. A-One specializes in providing Psychiatric and Pediatric Nursing.

     Since its acquisition in October of 1998, revenue for A-One increased to $2.2 million in 1999 and the Company anticipates even greater results in the year 2000.

MARKET  ANALYSIS

     The multi-billion dollar U.S. Internet industry is currently going through a massive restructuring, which is creating virtually unlimited acquisition and merger possibilities. Opportunities for Internet and technology firms abound, and ComTech's Internet companies will be key to its growth and expansion in technology related industries.

     Health Care Industry - According to a report by the Health Care Financing Administration (HCFA), total health care spending increased by 5.6% in 1998, compared with 4.7 percent in 1997. The $1.1 trillion spent on health care in 1998 amounted to an average of $4,094 per person, compared with $3,912 per person in 1997. In contrast to the public spending decline, private health care spending increased 6.9 percent in 1998, compared with 4.8 percent in 1997. According to the HCFA report, the private sector spending growth in 1998 was primarily the result of an 8.2 percent increase in private health insurance premiums, which is more than twice the rate of the past couple of years.

     In 1999, there were 32 million older Americans and 5 million disabled people enrolled in SMI (Supplementary Medical Insurance -- Medicare Part B); 87 percent received services covered under the program. Medicare was the dominant payer source, representing nearly one-third of industry revenue, according to Health Industry Distributors' Association's 1999 Home Care Financial Performance Survey.

     The aging American population and the growing desire among older citizens to remain in their own homes as long as possible, have created a revolution in the home health care industry. More and more seniors remain in their own homes, or family residences, than in past years. Other factors affecting the growth in the home health care segment include: the emphasis on preventive medicine, increases in self-treatment, earlier hospital releases, and the expansion of senior residential facilities.

     Together, these changes have created a rising demand for products and supplies needed to care for these patients. Total demand for disposable medical supplies is expected to expand 5.3 percent annually through 2004 to nearly $56 billion -- and home health care will be the fastest-growing market, according to a report entitled U.S. Disposable Medical Supplies, compiled by the Cleveland-based Freedonia Group.

     According to the Freedonia report, sales in the home care segment will reach $8.6 billion by 2004, up 6.5 percent annually from 1999. Despite such growth, however, home uses of disposable medical supplies will be concentrated in only a few product groups. Favorable growth opportunities are anticipated for IV administration kits, enteral feeding sets, oxygen delivery accessories, prefilled and empty hypodermic syringe systems, dialysis sets, adhesive tapes, and general patient utensils, such as bedpans and basins.

     On the consumer side, trends promoting self-care will increase the demand for first-aid kits, bandages and dressings, diabetes monitoring products and home medical test kits. A growing incidence of incontinence experienced by an aging population will boost sales of related products.

     The report also stated that one of the main factors in determining the success of disposable medical goods in the home care market is the establishment of strong retail distribution channels. A common sales strategy that therefore has emerged is extending marketing efforts to reach establishments and organizations involved in home care, such as ComTech's subsidiaries provide.

     Future Trends in Home Health Care -- A study by the White House National Economic Council and Domestic Policy Council yielded some interesting findings, particularly in reference to Medicare's future enrollment. According to the study, by 2025, elderly individuals will compose at least one-fifth of the population in 30 states. Currently there are no states with that high a percentage of elderly. This means that some 62 million Americans will have reached that age 65 or greater within 25 years, more than double the current mark of 35 million.

     Since more than half the individuals currently receiving home health care services are seniors, there will be an increase in the demand for such services. Providing professional medical services in the senior's own home is economically advantageous. It costs less to provide quality medical care in the home than in an institution or hospital environment.

     Patients also feel more comfortable in their own surroundings and, in many cases, family members assist with the care of their loved ones. Currently, the federal government enacting serious costs cuts for nursing home services. Many nursing facilities have been forced to cease operations and their patients have been moved back to their own or relatives' homes. This trend will also create additional potential revenue for home health care agencies.

Medicare and Medicaid Programs --Net revenue from the majority of the Company's subsidiaries is generated from services rendered to Medicare and Medicaid program (the Programs) beneficiaries. The reimbursement from the Programs is determined under cost-based reimbursement formulas. The ultimate reimbursement to which the Company is entitled is based on the submission of annual cost reports, which are subject to audit, by the Programs through the Programs' intermediaries. Management has made allowances for potential cost disallowances. Differences between allowances and final settlements are reported as modification to net patient service revenue in the year of settlement. Since the Company receives a substantial portion of its funding from the Programs, it is dependent on funding from the Medicare and Medicaid programs to support an estimated fifty-percent of its operations.

     Technology Market Trends- A May 2000 study by eTForecasts, a market research and consulting firm, estimates that by the end of 2000, there will be 375 million Internet users. This will be an increase of almost 100 million since 1999, when 276 million users worldwide accessed the Internet. eTForecasts reports that although the US continues to be the leading Internet country, the rest of the world is getting online as well.

     Other Internet research firms have similar high estimates for the number of Internet users. These include the Computer Industry Almanac, which places the number at 349 million, while IDC and Internet Industry Almanac both estimate 327 million users. eMarketer projects a more modest 191 million Internet users worldwide for 2000.

     The growing number of Internet users has created a tremendous demand for Internet Service Providers. Coming off a spectacular 67% increase in 1999, revenues in the U.S. Internet services market will increase another 29% in 2000 and approach the $23 billion mark. According to International Data Corporation,
(AOL) and UUNet will lead the market's drive. These two Internet service providers (ISPs) have a commanding lead over the competitors in their market segments.

     Accounting for 40% of consumer access subscribers, America Online's share is more than the next 20 largest ISPs' combined share. UUNet controls 26% of revenues in the business segment, 43% in the wholesale segment, and 17% in the value-added services market - almost double the share of the nearest competitor in each market.

     Individual users are not the only ones flocking to the Internet in growing numbers. The huge online population has created an enormous potential market for businesses. Businesses on the Internet serve both other business clients as well as the general consumer market. International Data Corporation expects the number of U.S. small businesses engaged in e-commerce to increase from 400,000 at the end of 1998 to almost 2.8 million by the end of 2003 - an annual increase of 47.1%. Leading research firms project that the Business to Business (B2B) market will reach between $2.7 and $7.3 trillion by the year 2004 (CNET
News.com.) That figure compares with the $131 billion generated by B2B companies in 1999. On the other side of the coin, Forrester Research projects that the Business to Consumer (B2C) market will generate $184.5 billion in 2004, up from $20.3 billion in 1999.

     According to IDC, the consumer segment will maintain the largest share of the market's revenues until 2002, when the value-added services segment will grab the lead. Value-added services are expected to grow faster than the other segments as Web-hosting revenues skyrocket, free Internet service providers build their subscriber bases, and corporations and consumers utilize services other than just access from ISPs. IDC predicts that growth in the consumer segment will moderate due to market saturation, but that the number of daily users in this segment will increase as will the length of time they remain online.

     Business to Business companies generally focus on infrastructure, software, online exchanges, as well as industrial and commercial items that allow their clients to operate more effectively in the modern marketplace. B2B companies make it possible for other firms to decrease the cost of doing business and increase their profits. Typically, B2B technology partners provide expertise, consulting, and technical knowledge that the client firms do not possess in-house and don't require on a permanent, full time basis.

     The growth of small business Internet, home page, and e-commerce activity has been dramatic. During 1998, more than 1 million small businesses added Internet capability. During 1999, over 800,000 small businesses implemented their own Web sites. At the same time, the number of small businesses actively selling on the Internet has doubled each year. IDC believes that number will approach 1.6 million in 2000.

     An increasing number of companies are turning to hosting service providers to implement and manage their Web sites, and in response, the Web hosting services market is growing at a torrid pace. According to International Data Corporation (IDC), this segment is one of the fastest-growing markets in the information technology industry and the Internet economy in general. IDC expects revenues of U.S.-based Web hosting companies to grow by almost $1 billion in 1999 alone, bringing them to over $1.8 billion.

     According to IDC, the U.S. Web hosting market will increase by a factor of 10 through 2003, when it will total $18.9 billion. The United States provides the most lucrative market opportunities for U.S.-based service providers, but IDC expects international sales to generate a significant portion of revenues by 2003.

     Looking farther ahead, IDC expects the number of small businesses implementing e-commerce to reach over 2.9 million by 2003. Although the annualized growth rate will not match that seen prior to 2000, the number of small firms adding e-commerce capabilities will still be increasing 22.5% between 2000 and 2003.

     According to IDC, total e-commerce revenues generated by small businesses seemed significant in 1998, when they approached $6.2 billion. This was more than triple the 1997 level of $1.9 billion, according to IDC's Internet Commerce Spending Model. This growth was just a preview of things to come, as small business e-commerce revenues continue to double each year. From $6.2 billion in 1998, small business e-commerce revenues will increase 103.2% annually to reach over $213.3 billion in 2003.

The Internet is changing the way companies do business, and small businesses (fewer than 100 employees) are no exception. According to results from IDC's 1999 U.S. Small Business Survey, the percentage of small businesses accessing the Internet surpassed 52% in 1999, and that number will climb to over 70% by 2003. Once confined by geographical constraints, small businesses are now leveraging the Internet to expand beyond local boundaries.

     In addition to accessing the wealth of information the Web has to offer, a number of small businesses have recognized the benefit of promoting themselves via the Web. In 1999, 2.1 million U.S. small businesses had a home page or Web site. That number will increase 30% to 2.7 million in 2000. IDC stated that although more small businesses are experimenting with Web promotion of their products and services, the market is far from saturated, and there is still plenty of room to grow. Almost 13% of U.S. small businesses have yet to invest in a PC, never mind add Internet capability.

     At this point, e-commerce presents the most significant growth opportunity for a wide range of U.S. small businesses. The number of these companies selling goods and services online will grow from 850,000 at the end of 1999 to 2.9 million in 2003. By 2003 nearly half of online small businesses will be selling over the Internet, according to IDC.

     Internet technology spending is one the rise among businesses both large and small. Now, more than ever, smaller businesses are realizing that with appropriate levels of IT, they can compete on a more equal playing field with larger firms. While a few small firms have the resources in-house to support a large IT push, many others opt for outside consultant firms. Some of IDC's key findings included:

- Average IT spending reported for 1998 varied from $55,500 among companies with fewer than 100 employees to just over $3.1 million at large sites with 500 or more employees.
- Overall IT spending is projected to increase, on average, from 1998 to 1999 by approximately $35,000, or 3.7%, with large companies reporting the greatest rise.
- The proportion of corporate IT budgets spent internally increases with the size of the company, as does the percentage of IT spending dedicated to data communications.
- Internet access is available at a large majority of companies regardless of size, with small companies having the greatest proportion of desktop systems accessing the Internet in 1998.
- Internet access and corporate home pages are the most common uses of internetworking; Intranet use is substantially less common, and extranets are still comparatively rare. Companies of 500 or more employees are most likely to have Web pages, the majority of which are hosted on-site. Web sites are most likely to have product information and least likely to support Internet-based sales. (Source: IDC report #20875 - November 1999).

     As the incentives driving worldwide outsourcing shift from optional decisions based on cost savings to a matter of survival, the worldwide market will add more than $60 billion to its coffers. IDC reports revenues will increase from $116 billion in 1999 to $177 billion by 2004. The United States represents the biggest opportunity for outsourcers. U.S. outsourcing spending will jump from $56 billion in 1999 to $87 billion in 2004. Throughout the five years, the United States will account for almost half of worldwide spending. Banking spends more than any other U.S. industry on outsourcing, but the federal government is increasing its spending faster than any other industry.

     In 1999, large companies accounted for 49% of U.S. outsourcing spending. However, IDC believes smaller companies will increase their outsourcing activities, and by 2004, large companies' share of U.S. outsourcing will fall to 43%.

Yet another change which will have a major impact on the Internet market is high-speed wireless Internet access which is currently available in many markets for residential and business customers. The advantage in this technology is that it is relatively inexpensive to acquire and maintain. End-user installation is accomplished very quickly because this type of service bypasses local telephone company lines and equipment. One of the primary advantages of wireless access is that security becomes much less of an issue because each connection is transmitted using spread-spectrum technology - using many frequencies to transmit information rather than one, easy to tap frequency. Security will become almost a non-issue. As wireless technology matures, the prices will fall, increasing the potential market for such services. With these key features, wireless technology will provide tremendous possibilities for growth in the business-to-business marketplace. NOL intends to begin pursuing these opportunities in the current calendar year.

     Once wireless Internet access becomes a more widespread alternative, it will prove an attractive option for businesses since it is faster and less expensive than the current choices. Wireless access promises to provide faster speeds than current xDSL, in areas where xDSL technologies are not available, and at a very cost-effective price. NOL fully intends to be a part of this emerging market.

Equipment and Bandwidth -- Network On-Line began in 1994 as a small ISP offering unlimited dial-up access to the Internet, web site hosting, and email, primarily to individual accounts. As the business grew, better equipment was necessary and was acquired to fulfill customer demands. As the business continues to grow today, some of the equipment has become outdated, unreliable, and inappropriate for its intended use. NOL has been very successful in its ability to maintain its client base despite this shortcoming, but at the cost of a tarnished reputation and ability to sustain growth.

     To maintain its quality-of-service commitments to present and future clients, NOL must lease of purchase additional equipment and bandwidth. It is estimated that within the next six to twelve month period, at least four additional servers and three additional workstations will be needed. The total cost of these machines will be in the $40,000 to $50,000 range. That price will include the appropriate operating system and installed programs necessary for the tasks to be performed.

     Additionally, as a Southwest Bell ADSL Partner (one of the few ISPs in Houston to be so designated), NOL must purchase bandwidth, in the form of T1 ATM circuits from SWB in order to provide ADSL to customers, whether residential or business. ADSL has proven to be "the better mousetrap" because it provides very fast bandwidth at an inexpensive price. ADSL offers huge growth potential because of this. In order to continue offering ADSL to its subscribers, NOL will need to implement additional T1 ATM circuits along with a router for each circuit. The initial cost of implementing one circuit is approximately $3,000 and the monthly recurring cost is approximately $650.00. NOL currently needs two additional circuits to balance current ADSL loads and provide for the immediate needs of pending customers. The Company projections show that NOL will need another two to four routers within the next 12 months.

Trends in health care industry for past three years -- In the mid-1990s, home health care was a lucrative business in the US. Lacking stringent rules and regulations, many agencies were started by owners and operators with little or no experience. Then the government imposed more strict regulations with vigorous policies and procedures, hiring additional auditors, revamping the payment system, and researching the implementation of a surety bond. The government places a moratorium on home health agencies in most states and that limitation is still in place in the state of Louisiana, due to the number of agencies which had started up.

     Most agencies that began operations on or before October 30, 1993 are considered base year agencies. Base year agencies are reimbursed at a higher rate by the government, even though the services provided and overhead rates are identical to established home health operations.

     Health Care Financing Administration (HCFA) implemented an interim payment system in which agencies were operating in the blind. HCFA reimbursed agencies based upon their assigned interim rate. Six months later, HCFA adjusted the agencies' rates with a retroactive date. HCFA withheld payment based on their calculations. This lack of funds forced many agencies to cease operations.

     HFCA is once again in the process of implementing a new plan with an effective date of October 1, 2000. The new program is the Prospective Payment System (PPS). Under PPS, reimbursement will be based on diagnosis codes for a three-month certification period. At present, HCFA has not announced nor published the reimbursement rates.

Technology Trends for Past Three Years -- The dominant trend in all Internet sectors for the past three years has been the continued phenomenal growth. In April 1999. IDC, a top Internet research firm stated that the value of the US ISP market would generate $15.1 billion in that year. This is an increase of 41% from the 10.7 billion produced in 1998. IDC further reported that the US market for ISPs would continue its growth, generating a projected $37.4 billion in 2003. This translates to a compound annual growth rate of 28 percent.

     Growth in ISPs is projected to slow in 2001, however demand for value-added services are expected to make up the deficit. IDC predicts that the value-added service market will overtake the individual access market by 2003.

     America Online (AOL) currently occupies the dominant position in the ISP market, with a 23% market share. MCIWorldCom is second, with 17 percent, according to IDC. These two companies dominate the overall ISP market with AOL holding the key position in individual and value-added ISP markets, and the latter leading in business and wholesale markets.

     Internet usage continues to grow at an unprecedented rate as new technologies create additional opportunities for revenue generation, especially in the business-to-business venue. A recent trend in the business-to-business segment is the growth of Application Service Providers (ASPs). An ASP rents software to be used online by businesses for a monthly fee. The software is a value-added service rented from the ISP. Due to the nature of the infrastructure required to deliver the ASP to the businesses, most ASPs are also ISPs. The software is provided at a cost that is low enough to justify the monthly expense and, in the long run the business client saves money by not being required to purchase multiple licenses or multiple copies of the same software. Some of the services typically provided by ASPs include Microsoft Word, Excel, Access, Peachtree Accounting packages, and others.

     High-speed wireless Internet access is currently available in many markets for residential and business customers. This wireless access promises to be faster than the current xDSL, as well as less expensive. This will make high-speed wireless access attractive to businesses. The advantage to this technology is that it is relatively inexpensive to acquire and maintain. End-user installation can be accomplished quickly as this type of service bypasses local telephone company lines and equipment.

     One of the primary advantages of wireless access is that security becomes much less of an issue because each "connection" is transmitted using spread-spectrum technology - using many frequencies to transmit information than just one, easy-to-tap frequency. With high-speed access, security becomes almost a non-issue, making it very attractive to business users. As this wireless technology matures, prices will drop, increasing the potential market for such services. This relatively new technology is expected to provide a boost in revenues across the board for the business to business segment of the market.

MARKETING  PLAN

     The Company intends to implement a cost-effective marketing strategy through a process of developing a public relations campaign to take advantage of the opportunities that will be presented by the move to become a pure play technology company.

FINANCIAL  PLAN

     Management's goals are to increase revenues and shareholder value through acquisitions. ComTech will attempt to secure relationships with Investment Banking firms to assist with capital needs. ComTech will prepare an SB-2 filing to register stock to facilitate acquisitions and private placement of stock as well as fund an Employee Stock Option Plan.

COMPETITION

     The market for the company's Internet products is highly competitive, and ComTech expects this competition to increase. Many of the Company's competitors have significantly greater research and development, marketing and financial resources than the Company, and therefore, represent significant competition. The Company believes that the primary competitive factors in the market for the Company's services are price, performance, and technical support.

     Networks On-Line's (NOL) competition -- As an Internet Service Provider, or ISP, NOL competes with such well-known companies as America Online, MCIWorldCom, Earthlink, Microsoft Network, Sprint, and many others. In addition to the major names in the ISP industry, there are numerous smaller entities that derive their revenues by providing Internet access. AOL and the majority of other ISPs have focused on the individual Internet user and, up to this point, Networks On-Line has as well. However, the individual Internet users market is one that produces a small profit margin. One trouble call from an individual user whose telephone line isn't working properly literally eliminates the profit from that account for the month. Providing services to business Internet users is a far more lucrative market.

     NOL will focus on the business Internet user. These users have much higher levels of expectation for their ISP. They want fast, easy, trouble-free Internet and they are willing to pay premium rates to assure these features. Internet services for business are becoming more "mission-critical" than ever before. Services such as web hosting and email are simply expected from their ISP. An ISPs ability to provide value-added services is critical to its long-term success and growth. Web site design, web site hosting, applications services, high-speed connections, customized email packages, e-commerce, and the ability to successful bring these elements together on a consistent, reliable basis will all but assure an ISP's success in the marketplace.

     Quality-of-service issues are of paramount importance to business users. An ISP must be fast, friendly, and reliable to succeed, and business Internet users are generally willing to pay more than individual subscribers for that service. Business both need and demand higher bandwidth connectivity in the form of xDSL, T1, or DS3 circuits that an individual has no need for. Businesses also need and demand fast, friendly, and competent customer service and are adept at finding those ISPs that can provide it. Upon completion of the anticipated financing, NOL will upgrade its infrastructure and equipment, and hire marketing personnel, allowing the Company to target this more highly selective business user audience.

     The Company believes that the primary competitive factors in the market for the Company's services are price, performance and technical support and ComTech's ISP divisions will continue to provide these features to their clients.

     A-One Bayou's Competition -- A-One Bayou Home Health 2000, Inc. (A-One) is the only home health agency located in Jeanerette, Louisiana. A-One specializes in providing quality health care in the home environment. A-One has a second branch located in Morgan City, Louisiana which is located directly across from Lakewood Hospital. There are two other home health care agencies in Morgan City.

     Home Medical Equipment companies will serve this burgeoning senior population in increasing numbers. The average HME provider is a small "Mom and Pop" operation with fewer than 20 employees and less than $3 million in annual revenue. Small businesses of this nature spend a disproportionate amount of their time and revenue on administrative functions and costs. By acquiring numerous small operations and centralizing the administrative functions within the parent corporation, ComTech creates a more cost-effective business and streamlines operations.

DESCRIPTION  OF  PROPERTY

     The Company leases a total of approximately 3,000 square feet of office space for the Company's headquarters and Internet operations. The Company's headquarters is located at 10497 Town & Country Way, Suite 460, Houston, Texas. In addition, the Company leases approximately 2,000 square feet of space for its health care operations in Louisiana. The operating lease at the Company's headquarters expires on May 31, 2001.

LEGAL  PROCEEDINGS

     The following cases reflect the status of legal proceedings in which the Company is involved.

     ComTech is a Defendant/Third Party Plaintiff in a cause in the 356th District Court of Hardin County, Texas. ComTech is one of three defendants sued by former owners of a home health care agency acquired by a subsidiary of ComTech. Settlement discussions are in progress and a favorable result anticipated with no loss to the Company.

     ComTech is a Plaintiff in a cause in the 11th District Court of Harris County, Texas. ComTech filed suit against this former subsidiary in order to rescind the share exchange agreement. Judgment for the Company is anticipated with no potential loss.

     Home Care Center, Inc., a subsidiary of ComTech, is a Defendant in a civil action in the United States District Court, Middle District of Louisiana. Home Care Center is one of ten firms sued by the Department of Labor relative to pension funds transferred to the former owners. Attorneys representing the Department of Labor have negotiated a settlement with the former owners that should result in no loss to the Company.

     ComTech is a Defendant in a cause in the 60th District Court of Jefferson County, Texas. ComTech is one of three Defendants in a suit brought by former employees of ComTech subsidiaries. It is presently anticipated that the liquid assets of the two other defendants in this matter will satisfy the plaintiffs' demands without loss to ComTech.

     ComTech is a defendant in two causes in the 58th District of Jefferson County, Texas. These suits were brought by former employees of a health care agency acquired by a subsidiary of ComTech. The Plaintiffs do not have privity of contract with ComTech and favorable outcome is expected without loss to the Company.



    MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
                                   OPERATIONS

     The following is a discussion of the financial condition and results of operations of the Company for the years ended December 31, 1999 and 1999 and the three months ended March 31, 2000 and 1999. It should be read in conjunction with the financial statements and the notes thereto included elsewhere in this Prospectus. The following information contains forward-looking statements. For a discussion of certain limitations inherent in such statements, see "Risk Factors - Forward Looking Statements."

OVERVIEW

STATE  OF  THE  COMPANY  AT  THE  CHANGE  OF  MANAGEMENT

     The change of management occurred in the first quarter of 2000. It included the appointment of three independent board members and the election of Walter Davis as Chief Executive Officer and Lamont Waddell as Chief Financial Officer. At this point in time morale was low, stock values were in decline and the company was in poor financial condition due to significant management problems and in part to the closure of most of its healthcare subsidiaries.

NEW  MANAGEMENT'S  PHILOSOPHIES

     The new management team of Comtech decided to redirect to company to take advantage of the growth of the Internet industry. Management intends to refocus on technology and technology related aspects of the healthcare industry. Management has secured relationships with an investment-banking firm to assist with capital needs and has established a performance based employee stock option plan for executives and the board. Management believes that their primary competitive edges in its industries are its cost control policies, its experience in the Internet and healthcare business and technical support from its consultants. Management believes in being open and honest and to always work in the best interest of its shareholders to increase shareholder value over time.


FUTURE  PLANS  AND  PROSPECTS

     As in the Company's filings with the SEC, management has changed the focus of the Company to pursue the technology industry, with emphasis on Internet related businesses. The Company intends to acquire Internet related companies by issuing shares of the Company's stock after a secondary offering. As of the date of this report, management of the Company has had preliminary discussions with potential merger or acquisition candidates, but there is no definitive agreement between the Company and any merger candidates. In the event the Company does enter into an agreement with such a third party, the new Board of Directors intends to obtain certain assurances of the value of the target entity


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
assets prior to consummating such a transaction. Current management has established a due diligence team to prevent the type of transactions that have negatively impacted the Company in the past.

CERTAIN  ACCOUNTING  POLICIES

New  Accounting  Pronouncements

     In June 1998, the Financial Accounting Standards board issued Statement of Financial Accounting Standards (SFAS) no. 133, Accounting for Derivative Instruments and Hedging Activities. SFAS No. 133 is effective for fiscal years beginning after June 15, 2000. SFAS no. 133 established standards for accounting and reporting of derivative financial instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. The accounting for changes in fair value of a derivative depends on the intended use of the derivative and the resulting designation. Management is currently in the process of assessing the impact of SFAS No. 133 to the Company.

     In December 1998, the AICPA issued Statement of Position (SOP) No. 98-9, Modification of SOP 97-2, Software Revenue Recognition, with Respect to Certain Transactions. SOP No. 98-9 requires recognition of revenue using the "residual method" in a multiple-element software arrangement when fair value does not exist for one or more of the delivered elements in the arrangement. Under the "residual method", the total fair value of the undelivered elements is deferred and recognized in accordance with SOP No. 97-2. The Company will be required to implement SOP No. 98-9 for the year beginning Jan. 1, 1999. SOP No. 98-9 also extends the deferral of the application of SOP No. 97-2 to certain other multiple element software arrangements until the date SOP 98-9 becomes effective. The Company does not expect a material change to its accounting for revenues as a result of the provisions of SOP 98-9.



Summary  of  Significant  Accounting  Policies

(a)  Revenue  Recognition

     The Company recognizes revenue in accordance with Statement of Position No. 97-2, Internet Revenue Recognition. Internet license revenue is recognized when all of the following criteria have been met: there is an executed license agreement, software has been shipped to the customer, no significant vendor obligations remain, the license fee is fixed and payable within a month and collection is deemed probable. Maintenance revenues are recognized ratably over the term of the contract, typically 3 - 12 months. Consulting and other revenues are recognized when services are performed.

     Deferred revenue represents payment received or amounts in advance of services to be performed.

(b)  Software  Development  Costs

     Software development costs are expensed as incurred until technological feasibility is established. Software development costs incurred subsequent to establishing technological feasibility are capitalized and amortized over their estimated useful lives. During 1999 and 1998, no software development costs were capitalized.

(c)  Comprehensive  Income

     Comprehensive income represents the change in stockholders' deficit resulting from other than stockholder investments and distributions. Accumulated other comprehensive income (loss) in the consolidated statements of stockholders' deficit is solely comprised of the accumulated foreign currency translation adjustment.

(d)  Net  loss  per  Share

     Basic loss per share is computed by dividing net loss available to common stockholders by the weighted-average number of share outstanding during the period. Diluted EPS recognizes the potential dilutive effects of stock options and warrants determined by the treasury stock method and the effects of convertible debt.

(e)  Stock-based  Compensation

     The Company uses the intrinsic value-based method prescribed by Accounting Principles Board (APB) Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations in accounting for employee stock options. Under the intrinsic value method, compensation expense is recorded only to the extent that the market price of the common stock exceeds the exercise price of the stock option on the date of grant.

(f)  Income  Taxes

     The Company accounts for income taxes using the asset and liability method. Under the asset and liability method, deferred tax assets and liabilities are recognized at the enacted rates for the future tax consequences attributable to differences between financial statement carrying amounts of existing tax assets and liabilities and their respective tax basis. The effect on deferred tax assets and liabilities of a change in tax rate is recognized in income in the period that includes the enactment date. Valuation allowances are established when necessary to reduce deferred tax assets to the amounts expected to be realized.

(g)  Fair  Value  of  Financial  Instruments

     The carrying value of the Company's financial assets and liabilities, because of their short-term nature, approximates fair value. The carrying value of notes payable and long-term debt approximates fair value because the current rates approximate market rates available on similar instruments.

(h)  Cash  and  Cash  Equivalents

     Cash equivalents consist of highly liquid money market accounts carried at cost plus accrued interest, which approximates market value. All cash equivalents have remaining maturities of 90 days or less.


(i)  Stock  Subscription  Receivable

     Stock subscription receivables that are paid in full by the subscriber prior to the date the financial statements are issued are reflected as a current asset.

(j)  Property  and  Equipment,  Net

     Property and equipment consists of property, equipment, furniture and computers and are stated at cost less accumulated depreciation. Depreciation is calculated using the straight-line method over the estimated useful lives of the respective assets, which generally range from three to seven years.

(k)  Advertising  Costs

     Advertising costs are expensed as incurred. Advertising costs totaled approximately $156,000 and $130,000 for the years ended June 30, 1999 and 1998, respectively.

(l)  Business  and  Credit  Concentrations

     Financial instruments, which potentially subject the Company to concentrations of credit risk, consist primarily of trade accounts receivable. The Company sells principally to resellers and end users in the United States, Australia, and Europe. The Company performs ongoing credit evaluations of its customers and has not experienced significant credit losses in the past.

(m)  Impairment  of  Long-lived  Assets  and  Assets  to  be  Disposed  Of

     Long-lived assets and certain identifiable intangibles are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net undiscounted cash flows expected to be generate by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell.

(n)  Use  of  Estimates

     The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of those assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. A change in the facts and circumstances surrounding these estimates could result in a change to the estimates and impact future operating results.

RESULTS  OF  OPERATIONS

THREE  MONTHS ENDED MARCH 31, 2000 COMPARED TO THREE MONTHS ENDED MARCH 31, 1999

     Total revenues for the three months ended March 31, 2000 and 1999 were $525,162 and $4,974,608, respectively, which is a decrease of $4,449,446 or approximately 89%. This decrease was primarily attributable to the disposal of the majority of the Company's healthcare facilities, which represented approximately 96% of the revenues for the three-month period ended March 31, 1999.

     Net earnings for the three months ended March 31, 2000 and 1999 was $19,330 and $747,879 respectively, which represents a decrease of $728,549, or 97%. The decrease in net earnings for this period is primarily attributable to the disposal of the majority of the Company's healthcare facilities, which represented approximately 96% of the net earnings for the three-month period ended March 31, 1999.


YEAR  END  DECEMBER  31,  1999  COMPARED  TO  DECEMBER  31,  1998

     Total revenues for 1999 of $9,452,081 represents an increase of $656,134 or 7.46% increase from revenues of $8,795,947 in 1998. This increase is due to revenue from health care facilities being reported for six months in 1999 as compared to five months in 1998.

     The Company reported a net loss before extraordinary items of $352,924 in 1999 as compared to net income of $715,585 in 1998. The $1,096,616 decrease from 1998 is primarily due to an increase of $969,396 in corporate expenses. The increase in corporate expenses is due to the accrual of approximately $400,000 in expenses related to settled and pending litigation, $71,000 in legal expenses, $374,000 in expenses for investor relations paid in stock, $86,000 in bad debts related to loans to subsidiaries, $113,000 in compensation to officers.

LIQUIDITY  AND  CAPITAL  RESOURCES

     During February and March 2000, the Company raised $200,000 through a private placement. The Company sold 2,000 shares of its Class E preferred stock at $100 per share. The funds were used to pay for corporate operations. The Company is currently in negotiations with a current investor to raise additional equity capital for the Company. The Company also plans to obtain additional equity financing through a secondary offering within the next sixty days. There can be no assurance that the Company will be successful in these efforts.

SUBSIDIARY  OVERVIEW

     NETWORKS ON-LINE, INC. (NOL) is a wholly owned subsidiary of ComTech whose primary business is providing high speed Internet Access, Video Conferencing, Web Hosting and other bundled Internet Services. Management's goal is to build the revenue base of Networks On-line, Inc. from its current base of approximately $550,000 annually, to over $2 million annually during the next twelve months. To accomplish this task, management will hire an experienced ISP operator whose compensation will be performance based and incentive laden to promote achievement of Company's goals. ComTech will also seek to grow NOL through acquisitions and groom NOL for a potential spin-off to increase shareholder value.

NOL  Revenue

     Networks On-Line has several different types of clients, each on month-to-month contracts. Either party may cancel these contracts at the end of the current month. As of May 10, 2000, approximately 15 of NOL's accounts were co-located, Ethernet, or T-1 accounts. These accounts generate approximately $6,000 in monthly billings. NOL also provides ISDN services. The company has over 100 clients receiving ISDN service. These accounts generate nearly $13,000 in monthly billings. Some of the accounts that NOL has are billed on a quarterly or semi-annual basis, but these amounts have been averaged in to the above calculations for simplicity.

     The loss of one or two clients would not be a significant detriment to NOL's financial security. The Company has a sufficiently diverse client base that it would survive. However, with the levels of competition in this marketplace, NOL will need to develop a strong marketing team to expand its client base and generate additional income.

     A-ONE BAYOU is a wholly owned subsidiary of ComTech. A-One Bayou operates in the home health care industry. A-One Bayou has grown its current operations to generate annual revenues of approximately $1.5 million. Last year the company opened a second office in the Jeanerette, Louisiana area. A-One Bayou is managed and operated by Karvett Queen. Ms. Queen is responsible for the growth of A-One Bayou, having opened the second branch office last year and continues to manage the day-to-day operations of A-One Bayou.

Patient  service  revenue

     The Company's health care subsidiaries have agreements with third-party payors (primarily Medicare and Medicaid programs) that provide for payments to the Company at amounts different from its established rate for services and supplies. Payment arrangements include prospectively determined rates, reimbursed costs, discounted charges, and other arrangements. Patient service revenue is reported at the estimated net realizable amounts from patients, third-party payors, and others for services rendered, including estimated retroactive adjustments under reimbursement agreements with third-party payors. Retroactive adjustments are recorded on an estimated basis in the period the services are rendered and adjusted in the future periods, as final settlements with the payors are determined.

     No agency should be 100% dependent upon a program such as Medicare or Medicaid. Home health care agencies must be diverse enough to attract revenue from private sources as well as the federal government. A-One is seeking private sources such as private insurance companies. In order to qualify with the larger insurance companies such as Blue Cross or Prudential, the agency must be JACHO certified and presently, A-One holds this certification.

     Referrals are generated by physicians. It is imperative that A-One continue to be able to attract and consult with the doctors in its service area to generate referrals. Due to the Company's current cash flow difficulties, A-One is not able to attract the physicians with the larger patient base within its service area.

     As outlined below, A-One provides a variety of services that are billed at varying rates.

Services                         Cost
RN. . . . . . . . . . . . . . .  $18.30/ visit
LPN . . . . . . . . . . . . . .    15.30/visit
HHA . . . . . . . . . . . . . .    12.00/visit
Medical Social Worker . . . . .    45.00/visit
Physical/Occupational Therapist    45.00/visit
Medical Directors . . . . . . .   750.00/month


     E-MEDICAL/HME-DME DIVISION (E-MEDICAL) - ComTech currently has an outstanding Letter of Intent to acquire all the operating assets of Gold Cross Medical and affiliated web sites. E-Medical will concentrate its efforts on the development of Independenceworld.com and Drynight.com. E-Medical will seek to build independenceworld.com into the Web's most successful healthcare superstore, taking a "clicks and bricks" approach to the business. A chain of retail facilities located strategically as necessary will support both sites. The Web superstore currently offers thousands of name brand products for sales in a secure environment. Shoppers can view products' detailed photos, descriptions and pricing information from the Web's superstore 24 hours a day, seven days a week. This subsidiary has the potential to contribute tremendous revenue growth to ComTech's bottom line.

MARKETING  ANALYSIS

     ComTech subsidiaries operate in two basic market segments: technology and healthcare. Each segment is highly fragmented with the major players putting tremendous pressure on the smaller companies to complete. As a Micro-cap company, ComTech is always searching for under-served or niche sectors of the market. By identifying these opportunities, ComTech seeks to provide the consumer with superior service while also partnering with the smaller retailers nationally, giving them a competitive edge as they compete for market share against the larger companies.

     One such sector management has identified is the e-medical sector. This sector has been slow to see the value of the New Economies convergence of "clicks and bricks." Due to the tremendous pressure e-commerce only companies are currently experiencing management feels that the predictable revenue stream the retail locations will provide should help offset those net-only challenges. This strategy will also give ComTech a national distribution channel for the Web sites.

     ComTech's mission in the e-medical sector is to provide the consumer with the benefits of the Internet without losing the personal service touch and local feel of the business.

     The expertise of the professionals in the field will be an invaluable resource to the success of the Web superstore. ComTech will build a national support channel of retail DME/HME retail locations to support the Web e - medical superstore through organic growth as well as acquisitions.

     Management will also build out a business-to-business opportunity by providing smaller DME/HME facilities with the ability to auction off used equipment or excess inventory to other operators nationally. In addition to the auction capabilities of the site, ComTech will buy and sell used and excess inventory as needed. The site will also provide customers with valuable regional content targeted at the problems facing today's senior population.

MARKETING  PLAN

NETWORKS  ON-LINE,  INC.

     The Company intends to increase marketing efforts across the board for all subsidiaries in a cost-effective manner. Management will develop a defined and targeted marketing campaign for Networks On-Line, Inc. through a variety of print and media advertising and marketing programs. These programs will be designed to expand the subscriber base of NOL, while generating additional revenue streams for the company. Additional, experienced marketing personnel will be brought on board to assist in implementing this marketing plan.

E-MEDICAL  DIVISION

     ComTech will market this division mainly through the Internet and targeted media. As this division develops into an e-medical portal site, ComTech will implement marketing programs and partnerships designed to drive significant Internet traffic to these sites. The company is currently planning to leverage the talent of Web developer and Internet marketing firm Interlucent.com in addition to Networks On-Line, Inc. to complete an overhaul of the current sites and implement an Internet marketing strategy.

FINANCIAL  PLAN

     Management's goals are to increase revenues to $5 to $10 million dollars over the next 12-month period, with revenues increasing to over $20 million dollars in 24 months. The company plans to grow revenue through internal growth and acquisitions, with the acquisitions financed primarily through the issuance of restricted common shares or preferred stock. Management plans to complete a private placement of common stock to properly fund the operations of the parent company.

     The increase in profits generated by acquiring profitable companies and providing superior, cost effective management and back office functions will provide ComTech with the necessary capital to grow the company.

CONCLUSION

     By successfully executing the company's business plan ComTech will be able to grow the company into a valuable profitable entity. With the tremendous consolidation and spin-off opportunities available to the Company and its shareholders, ComTech will play a major role in revolutionizing the e-medical industry and at the same time provide its customers the best service and content in the industry.

EXTRAORDINARY  LOSSES

     During 1999, a number of the health care facilities (6) in Louisiana owned by the Company's subsidiary, Professional Management Providers, Inc. were operating under Chapter 11 of the U.S. Bankruptcy Code. As a result of several disputes and lawsuits with former management of the subsidiary, the Trustee in bankruptcy closed the six subsidiary corporations of Home Care Center, Inc. in July 1999. Thereafter, the Company closed three of the remaining four facilities in Louisiana, and transferred ownership of the remaining one to the parent company. The one remaining facility was still in operation at December 31, 1999.

     In addition, the Company made several acquisitions during 1999 through its Unique Dawning, Inc. (UDI) subsidiary without board approval or corporate involvement. These facilities proved unmanageable, and as a result, Unique Dawning, Inc. was placed in Chapter 11 of the Bankruptcy Code in September 1999. Subsequently, the Trustee transferred the filing to Chapter 7, which provides for liquidation. The Chief Financial Officer at the time and most of management disagreed with a two-member Board decision to place Unique Dawning, Inc into bankruptcy. The Board not only placed UDI into bankruptcy, the interim
President asked the bankruptcy count to appoint a trustee to manage the operations of UDI. UDI was placed into bankruptcy based on an internal conflict between two board members. Once the trustee was appointed, UDI doctors transferred the patients to other health care facilities; therefore, the trustee was forced to close the facility.

     As a result of these events, the Company recognized losses on the closing and disposal of the twelve facilities (nine under Professional Management Providers, Inc. and three under Unique Dawning, Inc.). The losses were as follows:

Professional Management Providers, Inc.  $2,088,367
   Unique Dawning, Inc. . . . . . . . .     639,273
                                         ----------
                                         $2,727,640
                                         ==========

     The current management of the Company is certain that controls are in place that will assure shareholders that sound business practices will be used in the future.

LIQUIDITY

     During February and March 2000, the Company raised $200,000 through a private placement. The Company sold 2,000 shares of its Class E preferred stock at $100 per share. The funds were used to pay for corporate operations. The Company is currently in negotiations with a current investor to raise additional equity capital for the Company. The Company also plans to obtain additional equity financing through a private placement within the next sixty days. There can be no assurance that the Company will be successful in these efforts.

CAPITAL  RESOURCES

     The Company's current assets represented 15% of current liabilities at December 31, 1999 as compared to 74% at December 31, 1998. Current liabilities exceeded current liabilities by $733,063 at December 31, 1999. At December 31, 1999, the Company primarily had two operational subsidiaries: one health care subsidiary located in Louisiana and one Internet Service Provider located in Houston, Texas. The net income from these operations is not sufficient to support corporate expenses and pay current liabilities. Based on this liquidity problem, the Company's external auditors' report on the 1999 consolidated financial statements included a fourth paragraph noting a going concern problem. Based on discussions with the external auditors, if the Company is able to resolve this problem by obtaining additional equity funding, the auditors are willing to review the Company's current situation and, if conditions have improved, the firm is willing to reissue their report without noting the going concern problem.

     Management believes that actions presently being taken to obtain additional equity financing through a private placement and pursuing acquisitions and increasing sales in the technology sector will provide the Company with the opportunity to continue as a going concern.

RESULTS  OF  OPERATIONS  BEFORE  EXTRAORDINARY  LOSSES:  1999  COMPARED  TO 1998

     Total revenues for 1999 of $9,452,081 represents an increase of $656,134 or 7.46% increase from revenues of $8,795,947 in 1998. This increase is due to revenue from health care facilities being reported for six months in 1999 as compared to five months in 1998.

     The Company reported a net loss before extraordinary items of $352,924 in 1999 as compared to net income of $715,585 in 1998. The $1,096,616 decrease from 1998 is primarily due to an increase of $969,396 in corporate expenses. The increase in corporate expenses is due to the accrual of approximately $400,000 in expenses related to settled and pending litigation, $71,000 in legal expenses, $374,000 in expenses for investor relations paid in stock, $86,000 in bad debts related to loans to subsidiaries, $113,000 in compensation to officers.

FUTURE  OPERATIONS

     As noted in the description of the business section of the document, management has changed the focus of the Company to pursue the technology industry with emphasis on Internet related businesses. The Company intends to acquire Internet related companies by issuing shares of the Company's stock after stock registration. As of the date of this report, management of the Company has had preliminary discussions with potential merger or acquisition candidates, but there is no definitive agreement between the Company and any merger candidates. In the event the Company does enter into an agreement with such a third party, the new Board of Directors does intend to obtain certain assurances of the value of the target entity assets prior to consummating such a transaction. Current management has established a due diligence team to prevent the type of transactions that have negatively impacted the Company in the past.

EMPLOYEES

     The Company and its subsidiaries have 27 employees of which 20 are full time.

               DIRECTORS, EXECUTIVE OFFICERS, AND CONTROL PERSONS

     The following table sets forth information concerning executive officers and directors of the Company, including their ages and positions with the Company as of June 30, 2000.

MANAGEMENT

Name                                Age           Position
----                                ---           --------
Walter D.  Davis. . . . . . . .     49            Chairman of the Board, President, Chief Executive
          Officer and Director

Lamont Waddell. . . . . . . . .     58            Chief Financial Officer and Director

Vincent E.  Alexander . . . . .     38            Director and Chairman of the Audit Committee

Beatrice Beasley. . . . . . . .     55            Director and Chairman of the
        Compensation Committee

Jesse Funchess. . . . . . . . .     69            Director

Walter D. Davis, 49, has been chairman of the board and the chief executive officer/president of CCGI since 1/20/00. He served as the chief financial officer from 9/1/99-1/20/00. He also serves as trustee on the Houston Municipal Pension Board.

Lamont Waddell, 58, is a director and has been the Chief Financial Officer since 1/20/00. He formerly served as Controller of CCGI from October 1, 1999 to January 20, 2000, and prior to that he was the Vice President of Finance/Human Resource/Controller of the Faro Pharmaceutical Corp.

Vincent E. Alexander, 38, serves as director and chair of the audit committee. He was elected to the board in 12/99. He is a financial officer of the Infinity Brokerage Corporation. He is also a member of the greater Houston partnership.

Dr. Beatrice Beasley, 55, has been a member of the board since 1/20/00 and the chair of the compensation committee. She is a tenured professor at Texas Southern University and is president of Beasley & Associates, a business training and consulting firm. Dr. Beasley also serves on the board of the Harris County Children's Protective Services Agency.

Attorney Jesse Funchess, 69, was elected to the board in 2/00. He is managing partner of Jesse Funchess & Associates Attorneys at Law in Houston and Beaumont, Texas. Attorney Funchess is also the Chairman of the board of the South Central Houston Community Action Council, Inc.

                             EXECUTIVE COMPENSATION


     The following report do not constitute soliciting materials and are not considered filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, unless the Company states otherwise.

                                       SUMMARY COMPENSATION TABLE
                                                (2000)(1)

                                           Annual Compensation
                                           -------------------


Name and
Principal Position             Year      Salary      Bonus    Other Annual Compensation
------------------           --------  ----------  ---------  -------------------------
WALTER DAVIS. . . . . . . .      2000  $  120,000  $   48,000                          0
Chief Executive Officer

LAMONT WADDELL
Chief Financial Officer . .      2000  $   95,000  $   20,000                          0


                             Long Term Compensation
                             ----------------------

Name and                 Long-Term                           NUMBER OF STOCK
Principal Position       Compensation   Compensation Awards  OPTIONS GRANTED
------------------       ------------   -------------------  ---------------
WALTER DAVIS             $           0  $                0                 0
Chief Executive Officer

LAMONT WADDELL
Chief Financial Officer  $           0  $                0                 0

-------------------------
1. Annualized compensation amounts projected for the year 2000. The current Officers of the Company were not officers in 1999.


                               OPTIONS OUTSTANDING
                % of TOTAL
                NUMBER OF     OPTIONS
                SECURITIES   GRANTED TO
                UNDERLYING      ALL       EXERCISE      GRANT      DATE
                 OPTIONS     EMPLOYEES      PRICE     EXPIRATION  PRESENT
NAME             GRANTED    2000    (1)  (PER SHARE)     DATE      VALUE

Walter Davis             0            0         --           --          0

Lamont Waddell           0            0         --           --          0

________________________
1. The Company did not have an option plan prior to March 31, 2000. As of the date of this Prospectus, the Company has not issued any options under its 2000 Employee Stock Option Plan.

                                OPTION EXERCISES AND YEAR-END VALUE TABLE (1)


                     NUMBER
                   SECURITIES        VALUE OF
                   NUMBER OF        UNDERLYING           UNEXERCISED
                     SHARES         UNEXERCISED         IN-THE-MONEY
                    ACQUIRED           VALUE             OPTIONS AT              OPTION AS OF
NAME              ON EXERCISE        REALIZED          MARCH 31, 2000           MARCH 31, 2000
----            ---------------  ---------------  -----------------------  ----------------------
                                                      EXERCISABLE  NOT           EXERCISABLE NOT
----            ---------------  ---------------  -----------------------  ----------------------

Walter Davis                  0               --                    --                       --

Lamont Waddell                0               --                    --                       --

_______________________________
1.    The  Company  did  not  have  an  option  plan  in  1999.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth as of March 31, 2000, information with respect to (a) each person (including "group" as that term is used in section 13(d)(3) of the Securities Exchange Act of 1934 who is known to the Company to be the beneficial owner of more than five percent (5%) of the outstanding Common Stock of the Company and (b) the number and percentage of the Company's Common Stock owned by (i) each of the directors and the executive officers named on the Summary Compensation Table above and (ii) all directors and executive officers of the Company as a group. The Company believes that, unless otherwise indicated, each of the shareholders has sole voting and investment power with respect to the shares beneficially owned.

CLASS                                 NAME AND ADDRESS        AMOUNT     PERCENT
-----                              -------------------------  ------     -------
Common. . . . . . . . . . . . . .  Arlie Enterprise, Inc.     1,363,619     6.2%
                                   11500 NE 76th St., A3#66
                                   Vancouver, WA 98662

Common. . . . . . . . . . . . . .  Dorothy M.  Stewart        1,366,000     6.2%
                                   1143 Bayou Island Drive
                                   Houston, TX 77063

Common. . . . . . . . . . . . . .  Officers and Directors        53,600     0.2%
                                   (One Officer)

The  balance of the Company's outstanding Common Shares is held by approximately
3,600  holders.

                          DESCRIPTION OF CAPITAL STOCK

     The Company's authorized capital stock consists of 100,000,000 shares of Common Stock and 1,000,000 shares of Preferred Stock. The following summary description of certain terms of the capital stock of the Company is qualified in its entirety by reference to the Company's Articles of Incorporation, which is included as an exhibit to the Registration Statement of which this Prospectus is a part.

Common  Stock

     The Company has authorized 100,000,000 shares of Common Stock, par value $.00967 per share. As of the date of this Prospectus, assuming the successful completion of the Offering, 47,027,000 shares of Common Stock will be outstanding. In addition, options to purchase 2,333,000 shares of Common Stock and warrants to purchase -0- shares of Common Stock will be outstanding. Except as required by applicable law, including the Delaware General Corporation Laws ("DGCL"), the holders of Common Stock are entitled to vote on all matters and are entitled, subject to the preferential rights of holders of Preferred Stock, to receive such dividends, if any, as may be declared by the Board of Directors from time to time out of legally available funds. Upon liquidation or dissolution of the Company, the holders of Common Stock are entitled to share in all assets of the Company that are legally available for distribution, after payment of all debts and other liabilities and subject to the prior rights of any holders of Preferred Stock then outstanding. Holders of Common Stock have no preemptive rights to acquire new securities issued by the Company, have no rights to cumulate their votes for the election of directors and have no rights to convert their Common Stock into any other securities of the Company.

Preferred  Stock

     The Company is authorized to issue 1,000,000 shares of Preferred Stock, par value $100.00 per share ("Preferred Stock"). The Preferred Stock may be issued in one or more series, the terms of which may be determined at the time of issuance by the Board of Directors of the Company, without further action of the shareholders, and may include voting rights (including the right to vote as a series on particular matters), preferences as to dividends and liquidation, conversion, redemption rights and sinking fund provisions.

     The Company has an aggregate of 22,831 shares of Preferred Stock outstanding as of the date of this Prospectus. The Company has no present plans for the issuance of additional shares of Preferred Stock.

Class  B  Preferred  Stock

     The Board of Directors has authorized the issuance of 19,365 shares of Class B Preferred Stock, stated value $100 per share ("Class B Preferred Stock"). As of the date of this Prospectus, 19,365 shares of Class B Preferred Stock are outstanding. The terms and preferences of the Class B Preferred Stock are set forth below.

     Ranking. The Class B Preferred Stock ranks senior to the Company's Common Stock with respect to dividends and rights upon liquidation or dissolution of the Company.

     Voting Rights. Except as required by applicable laws, holders of Class B Preferred Stock are not entitled to vote.

     Dividend Rights. The holders of Class B Preferred Stock are entitled to receive out of funds of the Company legally available therefore, dividends at an annual rate of 8% per share. Such dividends are payable at term in arrears . Dividends accrue and cumulate from the date of first issuance and are paid to holders of record as of the record date of the last day of the stated term . Accumulated dividends do not bear interest. So long as any shares of Class B Preferred Stock are outstanding, the Company may not declare or pay any dividend on the Common Stock until all accumulated, unpaid dividends on the Class B
Preferred  Stock  have  been  paid  in  full.

     Conversion and Mandatory Conversion. Shares of Class B Preferred Stock are convertible by the holder at any time after twelve months after the date of issuance into Common Stock at a conversion rate of 80% of the then current market price of the Common Stock. The Class B Preferred Stock has a face value of $100 per share. At the end of twenty-four months the shares of Class B Preferred Stock are automatically converted into shares of Common Stock at a conversion rate equal to 80% of the then market bid price of the Common Stock.

     Redemption. Each share of Class B Preferred Stock is redeemable by the Company at anytime in exchange for a cash payment equal to $100, the face amount of each share, plus accumulated and unpaid dividends.

     Liquidation Rights. In the event of liquidation or dissolution of the Company, whether voluntary or otherwise, after payment or provision for payment of the debts and other liabilities of the Company, the holders of the Class B Preferred Stock are entitled to receive, out of the remaining net assets of the Company available for distribution to shareholders before any distribution or payment made to holders of Common Stock or other junior capital stock, the Class B Preferred Stock stated value of $100 per share, plus any accrued and unpaid dividends thereon. Upon payment of the full amount of such stated value plus any unpaid dividends, the holders of Class B Preferred Stock are not entitled to any further participation in any distribution of assets of the Company.

     Piggyback Rights. Each holder of shares of Class B Preferred Stock is entitled to piggyback registration rights when and if the Company files a registration statement offering its shares of Common Stock. In such event, the participating holder of Class B Preferred Stock is responsible for its fees and expenses associated with the registration of its shares.

Class  E  Preferred  Stock.

     The Board of Directors has authorized the issuance of 2,000 shares of Class E Preferred Stock, stated value $100 per share ("Class E Preferred Stock"). As of the date of this Prospectus, 2,000 shares of Class E Preferred Stock are outstanding. The terms and preferences of the Class E Preferred Stock are set forth below.

     Ranking. The Class E Preferred Stock ranks senior to the Company's Common Stock with respect to dividends and rights upon liquidation or dissolution of the Company and pari passu to the Company's Class B Preferred Stock with respect to dividends and rights upon liquidation or dissolution of the Company.
     Voting Rights. Except as required by applicable laws, holders of Class E Preferred Stock are not entitled to vote.

     Dividend Rights. The holders of Class E Preferred Stock are entitled to receive out of funds of the Company legally available therefore, dividends at an annual rate of 8% per share. Such dividends are at term in arrears. Dividends accrue and cumulate from the date of first issuance and are paid to holders of record as of the term. Accumulated dividends do not bear interest. So long as any shares of Class E Preferred Stock are outstanding, the Company may not declare or pay any dividend on the Common Stock until all accumulated, unpaid dividends on the Class E Preferred Stock have been paid in full.

     Conversion and Mandatory Conversion. Shares of Class E Preferred Stock are convertible by the holder at any time after the date of issuance into Common Stock at a conversion rate of 650 shares of Common Stock for each share of Class E Preferred Stock. The Class E Preferred Stock has a face value of $100 per share. Dividend payment of 8% is accrued and due on conversion.

     Redemption. Each share of Class B Preferred Stock is redeemable by the Company at anytime in exchange for a cash payment equal to $100, the face amount of each share, plus accumulated and unpaid dividends.

     Liquidation Rights. In the event of liquidation or dissolution of the Company, whether voluntary or otherwise, after payment or provision for payment of the debts and other liabilities of the Company, the holders of the Class B Preferred Stock are entitled to receive, out of the remaining net assets of the Company available for distribution to shareholders before any distribution or payment made to holders of Common Stock or other junior capital stock, the Class B Preferred Stock stated value of $100 per share, plus any accrued and unpaid dividends thereon. Upon payment of the full amount of such stated value plus any unpaid dividends, the holders of Class B Preferred Stock are not entitled to any further participation in any distribution of assets of the Company.

     Piggyback Rights. Each holder of shares of Class B Preferred Stock is entitled to piggyback registration rights when and if the Company files a registration statement offering its shares of Common Stock. In such event, the participating holder of Class B Preferred Stock is responsible for its fees and expenses associated with the registration of its shares.

Warrants
     There  are  none  authorized  or  issued.

Transfer  Agent

     The Transfer Agent and Registrar for the Common Stock is Holladay Stock Transfer, Inc., 2939 67th Place, Scottsdale, AZ ,85251

                      INTEREST OF NAMED EXPERTS AND COUNSEL

                                        NONE.
              DISCLOSURE OF COMMISSION POSITION OF INDEMNIFICATION
              ----------------------------------------------------
                         FOR SECURITIES ACT LIABILITIES

     The Company's organizing documents - charter and bylaws - do not provide for indemnification of its directors, officers and control persons. In the future, the Company may adopt such indemnification provisions in its organizing documents. Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Securities Act"), may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.


              CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

     In January 1999, the Company sold 645,625 shares of common stock for $129,125 ($.20 per share) to a company owned by a relative of the Chairman of the Board at the time (the Chairman was subsequently removed by the Board). The Chairman of the Board charged the Company a fee in the amount of $5,125 to consummate this transaction. This private placement was never approved by the Board of Directors.

     In January 1999, the Company issued 1,251,995 shares of common stock to companies owned by relatives of the Chairman of the Board at the time. The shares were issued to retire loans made to the Company by the Chairman of the Board and a company owned by the deceased former Chairman of the Board. The Board of Directors never approved these transactions. The Chairman resigned from the Board. The shares were never returned and are still outstanding. In March 2000, the Company signed a settlement agreement and mutual release in return for another private placement of stock (see note 14). In addition, the former President of the Company agreed to return 200,000 shares of common stock in settlement of his involvement in the issuance of the shares.

     In April 1999, the Company issued 130,000 shares ($.20 per share) of common stock to the Chairman of the Board at the time for compensation for services performed.

     In December 1999, the Company issued 53,600 shares ($.40 per share) of common stock to the Chief Financial Officer for compensation for services performed and the repayment of $11,500 in loans made to the Company.

     On July 2, 1998, the Company completed a private offering of 1,500,000 shares of its common stock at an offering price of $.001 per share. Of the 1,500,000 offered, 1,499,138 shares were issued and sold. 283,000 shares were sold to a company owned by the son of the Chairman of the Board at the time, 666,138 shares were sold to the Chairman of the Board at the end of 1998, and 500,000 shares were sold to a close business associate of the Chairman of the Board, of which, 320,000 shares were subsequently transferred to the Chairman of the Board. The shares were issued for less than the par value of the shares.
The excess of the par value over the proceeds from the placement has been charged to Additional paid-in capital.

     At December 31, 1998, $40,000 of the cash balance was pledged as collateral for a personal loan made by the president of PMP. The Board of Directors of the Company did not approve this transaction.


            MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

     The Company's common stock is traded on the OTC Bulletin Board under the symbol "CCGI." The Company' authorized capital stock consist of 100,000,000 shares of common stock, $.00967 par value, of which 22,105,000 shares were issued and outstanding as of February 16, 2000 and 1,000,000 shares of preferred stock, $.01 par value, of which 31,046 shares were issued and outstanding.

     As of March 31, 2000, the approximate number of holders of record of the common stock of the Company was [3,600].

     The Company has never paid any cash dividends in the past and anticipates that for the foreseeable future all earnings, if any, will be retained to finance growth and to meet working capital requirements.

     The Common Stock is traded over the counter on the National Association of Securities Dealers Automated Quotation System ("NASDAQ"). The high and low of the sales price for the Common Stock is as follows:

DATE                     HI SALES PRICE  LOW SALES PRICE


Second Quarter 1999 (1)  1.20                        .18



Third Quarter 1999       1.02                       .375


Fourth Quarter 1999       .65                        .25


First Quarter 2000        .85                        .28

1.     The  Company  filed  its  original  Form  10  on  May  17,  1999 and that
--------------------------------------------------------------------------------
registration  became effective and the Company became a fully reporting publicly
--------------------------------------------------------------------------------
trading  company  on  August  18,  1999.
---------------------------------


                            SELLING SECURITY HOLDERS

     This Prospectus also relates to the resale of up to 7,146,821 shares of Common Stock by Selling Shareholders (collectively, the "Selling Shareholders") in connection with certain registration rights granted to the Selling Shareholders. See attached Exhibit A. In connection with the sale of its shares in the Offering, the Selling Shareholders have agreed not to sell any additional shares of Common Stock for a period of 90 days. The Company intends to grant to the Selling Shareholders certain registration rights with respect to their remaining shares.

     The table below sets forth information concerning the resale by the Selling Shareholders of shares of Common Stock.

                                RESALES  OF  COMMON  STOCK

HOLDER               SHARE HELD    AMOUNT OFFERED    SHARED HELD    PERCENTAGE HELD
                   (ASSUMING ALL   AFTER OFFERING  AFTER OFFERING
                     ARE SOLD)
1 Capital Corp. .       1,500,000       1,500,000                              0.00%
About Face Comm .         750,000         750,000                              0.00%
Beatrice Beasley.          13,889          13,889          13,889            100.00%
Carolyn Harris. .          19,636          19,636                              0.00%
CCGI Settlement .         200,000         200,000                              0.00%
CFG Inc.. . . . .          52,250          52,250                              0.00%
Charterbridge . .         450,000         450,000                              0.00%
Chris Spohn . . .         125,000         125,000                              0.00%
Clarence Campbell         199,650         199,650                              0.00%
D. Stewart. . . .          65,000          65,000                              0.00%
Don Brown . . . .         310,869         310,869                              0.00%
E. Horton . . . .          96,387          96,387                              0.00%
Ian Rappoport . .         250,000         250,000                              0.00%
J. Hagan. . . . .         192,930         192,930                              0.00%
Jesse Funchess. .           9,723           9,723           9,723            100.00%
Jim Thuney. . . .       1,300,000       1,300,000                              0.00%
Lamont Waddell. .         259,056         259,056         259,056            100.00%
Nancy Moreson . .         125,000         125,000                              0.00%
R. Sullivan . . .         100,614         100,614                              0.00%
R. Walker . . . .         137,817         137,817                              0.00%
S. Smith. . . . .          62,990          62,990                              0.00%
Steve Clemons . .         129,167         129,167         129,167            100.00%
T. Smith. . . . .          24,942          24,942          24,942            100.00%
Vince Alexander .           9,723           9,723           9,723            100.00%
Walter D, Davis .         637,178         637,178         637,178            100.00%
Wayne Franks. . .         125,000         125,000                              0.00%
Total . . . . . .       7,146,821       7,146,821       1,083,678             15.16%

                              PLAN OF DISTRIBUTION

ISSUER  SALES

     The Company intends to sell the Common Stock through its offices and directors without the assistance of underwriters or brokers.


SELLING  SHAREHOLDER  SALES

     The  Selling  shareholder  intends  to  sell after a 90 day holding period.

                                  LEGAL MATTERS


     The validity of the shares of Common Stock to be issued pursuant to the Offering will be passed upon for the Company by Warner & Washington LLP, Houston, Texas.

                                     EXPERTS


     The financial statements included in the Prospectus and in the Registration Statement have been audited by R. E. Bassie & Co., P.C., independent certified public accountants, to the extent and for the periods set forth in their report (which contains an explanatory paragraph regarding the Company's ability to continue as a going concern) appearing elsewhere herein and in the Registration Statement, and are included in reliance upon such report given upon the authority of such firm as experts in auditing and accounting.

                CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON
                       ACCOUNTING AND FINANCIAL DISCLOSURE

None.

                             ADDITIONAL INFORMATION
     The  Company  is  subject  to  the reporting requirements of the Securities
Exchange Act of 1934, as amended (the "1934 Act"). The Company has filed a Registration Statement on Form SB-2 (together with all amendments, schedules and exhibits thereto, the "Registration Statement") with the Commission under the Securities Act, with respect to the Common Stock offered hereby. This Prospectus, which is included as part of the Registration Statement, does not contain all of the information set forth in the Registration Statement, certain portions of which have been omitted in accordance with the rules and regulations of the Commission. Statements contained in this Prospectus as to the contents of any contract or other document referred to herein are not necessarily complete, and in each instance that a reference is made to a contract or other document filed as an exhibit to the Registration Statement, each such examined without charge at the Commission's principal offices at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission located at 7 World Trade Center, Suite 1300, New York, New York 10048, and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of all or any part of the Registration Statement may be obtained from the Public Reference Section of the Commission upon payment of certain fees prescribed by the Commission. Copies of such materials may also be obtained over the Internet at http://www.sec.gov.

     The Company currently furnishes its shareholders with annual reports containing consolidated financial statements audited and reported upon by its independent public accounting firm quarterly consolidated financial statements unaudited and reported on by its independent public accounting firm and current periodic reports as are required by the 1934 Act.

                            R.E.  BASSIE & CO., P.C.
                          CERTIFIED PUBLIC ACCOUNTANTS
                           A PROFESSIONAL CORPORATION
--------------------------------------------------------------------------------

                              COMTECH CONSOLIDATION
                          GROUP, INC. AND SUBSIDIARIES

                        CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 1999 AND 1998

                           (WITH INDEPENDENT AUDITORS'
                                 REPORT THEREON)



                            R.E.  BASSIE & CO., P.C.
                          CERTIFIED PUBLIC ACCOUNTANTS
                           A PROFESSIONAL CORPORATION
--------------------------------------------------------------------------------
                          7171 Harwin Drive, Suite 306
                            Houston, Texas 77036-2197
                               Tel: (713) 266-0691
                               Fax: (713)266-0692
                            E-Mail: Rebassie@aol.com


                          INDEPENDENT AUDITORS' REPORT
--------------------------------------------------------------------------------


The  Board  of  Directors
ComTech  Consolidation  Group,  Inc.:

We have audited the consolidated financial statements of ComTech Consolidation Group, Inc. and subsidiaries as listed in the accompanying index. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of ComTech Consolidation Group, Inc. and subsidiaries as of December 31, 1999 and 1998, and the results of their operations and their cash flows for the two-year period ended December 31,1999, in conformity with generally accepted accounting principles.

As shown in the consolidated financial statements, the Company incurred a net loss of $3,091,578 in 1999. At December 31, 1999, current liabilities exceed current assets by $733,063. These factors, and others discussed in Note 13, raise substantial doubt about the Company's ability to continue as a going concern. The consolidated financial statements do not include any adjustments relating to the recoverability and classification of recorded assets, or the amounts and classification of liabilities that might be necessary in the event the Company cannot continue in existence.

/s/  R.  E.  Bassie  &  Co.,  P.C.

Houston,  Texas
March  24,  2000


CONSOLIDATED  BALANCE  SHEETS

December  31,  1999  and  1998

Assets                                                             1999          1998
                                                               ------------  ------------
Current assets:
  Cash (note 3) . . . . . . . . . . . . . . . . . . . . . . .  $    21,710   $   150,624
  Accounts receivable, less allowances for contractual
    adjustments and doubtful accounts of $1,000
    in 1999 and $4,310,771 in 1998 (note 12). . . . . . . . .      110,007     3,097,506
  Prepaid expenses. . . . . . . . . . . . . . . . . . . . . .           --       262,463
    Total current assets. . . . . . . . . . . . . . . . . . .      131,717     3,510,593

Note receivable (note 2). . . . . . . . . . . . . . . . . . .       20,000            --

Property and equipment, net of accumulated
  depreciation and amortization (notes 4 and 5) . . . . . . .      146,014       595,687

Excess of cost over net assets of businesses
  acquired, less accumulated amortization of
  $34,000 in 1999 and $22,171 in 1998 (notes 2 and 12). . . .      646,000     2,457,829

Other assets. . . . . . . . . . . . . . . . . . . . . . . . .        4,340       244,457
    Total assets. . . . . . . . . . . . . . . . . . . . . . .  $   948,071   $ 6,808,566
                                                               ============  ============

   Liabilities and Stockholders' Equity
   ------------------------------------

Current liabilities:
  Accounts payable and accrued expenses . . . . . . . . . . .      617,392     1,287,893
  Accrued salaries and related liabilities. . . . . . . . . .      131,686     1,232,006
  Due to third-party payors . . . . . . . . . . . . . . . . .           --     1,503,623
  Loans payable to shareholders . . . . . . . . . . . . . . .       42,482       277,882
  Notes payable . . . . . . . . . . . . . . . . . . . . . . .       10,000       186,888
  Convertible subordinated debentures (note 8). . . . . . . .           --       195,000
  Current installments of long-term debt (note 5) . . . . . .       63,220        39,562
---------------  -------------
    Total current liabilities (note 12) . . . . . . . . . . .      864,780     4,722,854
Long-term debt, less current installments (note 5). . . . . .      545,114       443,943
---------------  -------------
    Total liabilities . . . . . . . . . . . . . . . . . . . .    1,409,894     5,166,797
                                                               ------------  ------------

Stockholders' equity (notes 2, 3, 6, 8, 12 and 14):
  Preferred stock, $.01 par value.  Authorized
    1,000,000 shares: issued and outstanding,
    31,028 shares in 1999 and 31,450 in 1998
 Class B, 8% cumulative and convertible . . . . . . . . . . .          310           324
  Common stock, $.00967 par value.  Authorized


                                       40

    30,000,000 shares: issued and outstanding,
    22,077,072 shares in 1999 and 16,970,849
    shares in 1998. . . . . . . . . . . . . . . . . . . . . .      213,485       164,108
  Additional paid-in capital. . . . . . . . . . . . . . . . .    2,024,806     1,033,383
  Retained earnings (deficit) . . . . . . . . . . . . . . . .   (2,700,424)      443,954
                                                               ------------  ------------
    Total stockholders' equity (deficit). . . . . . . . . . .     (461,823)    1,641,769

Commitments and contingent liabilities
  (notes 6, 8, 9, 11, 13, 14 and 15)
                                                               ------------  ------------
    Total liabilities and stockholders' equity. . . . . . . .  $   948,071   $ 6,808,566
                                                               ============  ============

See accompanying notes to consolidated financial statements.


COMTECH CONSOLIDATION GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

Years ended December 31, 1999 and 1998

                                                                  1999          1998
                                                               ------------  ------------
 Revenues:
   Net patient service revenue. . . . . . . . . . . . . . . .  $ 8,861,052   $ 6,772,967
   Management fees. . . . . . . . . . . . . . . . . . . . . .           --     1,271,422
   Internet service revenue . . . . . . . . . . . . . . . . .      591,029       751,558
                                                               ------------  ------------
Total revenues. . . . . . . . . . . . . . . . . . . . . . . .    9,452,081     8,795,947
                                                               ------------  ------------

 Operating expenses:
   Health care operations . . . . . . . . . . . . . . . . . .    7,953,888     6,960,452
   Internet operations. . . . . . . . . . . . . . . . . . . .      578,323       763,542
   Corporate operations . . . . . . . . . . . . . . . . . . .    1,221,083       251,687
   Amortization . . . . . . . . . . . . . . . . . . . . . . .       25,996        19,817
   Depreciation . . . . . . . . . . . . . . . . . . . . . . .       25,715        56,757
                                                               ------------  ------------
Total operating expenses. . . . . . . . . . . . . . . . . . .    9,805,005     8,052,255
                                                               ------------  ------------

Operating income (loss) . . . . . . . . . . . . . . . . . . .     (352,924)      743,692

 Other income (expenses):
   Interest income. . . . . . . . . . . . . . . . . . . . . .            -         3,040
   Interest expense . . . . . . . . . . . . . . . . . . . . .      (11,014)      (31,147)
                                                               ------------  ------------
Total other income (expenses) . . . . . . . . . . . . . . . .      (11,014)      (28,107)
                                                               ------------  ------------

Net income (losses) before extraordinary
  losses. . . . . . . . . . . . . . . . . . . . . . . . . . .     (363,938)      715,585

 Extraordinary losses (note 12) . . . . . . . . . . . . . . .   (2,727,640)            -
                                                               ------------  ------------
Net earnings (loss) (note 8). . . . . . . . . . . . . . . . .  $(3,091,578)  $   715,585
                                                               ============  ============


                                       41

 Earnings per share from continuing operations:
   (Before extraordinary items)
Primary . . . . . . . . . . . . . . . . . . . . . . . . . . .  $     (0.02)  $      0.05
                                                               ============  ============
Fully diluted . . . . . . . . . . . . . . . . . . . . . . . .  $     (0.01)  $      0.04
                                                               ============  ============
 Weighted average common shares
Primary . . . . . . . . . . . . . . . . . . . . . . . . . . .   19,954,922    14,719,450
                                                               ============  ============
Fully diluted . . . . . . . . . . . . . . . . . . . . . . . .   24,634,045    16,312,361
                                                               ============  ============


CONSOLIDATED STATEMENTS OF CASH FLOWS

Years ended December 31, 1999 and 1998

                                                                      1999          1998
                                                               ------------  ------------
 Cash flows from operating activities:
   Net earnings (loss). . . . . . . . . . . . . . . . . . . .  $(3,091,578)  $   715,585
   Less losses from extraordinary item (note 12)
                                                                 2,727,640             -
                                                               ------------  ------------
   Net earnings (loss) from continuing operations . . . . . .     (363,938)      715,585
   Adjustments to reconcile net earnings (loss) to net
cash used in operating activities:
  Depreciation and amortization of property
    and equipment . . . . . . . . . . . . . . . . . . . . . .       25,715        56,757
  Amortization of excess of cost over net
    assets of businesses acquired . . . . . . . . . . . . . .       25,966        19,817
  Bad debt expense. . . . . . . . . . . . . . . . . . . . . .       86,000       211,497
  Stock issued for various services . . . . . . . . . . . . .      366,221            --
  Loss on disposal of equipment . . . . . . . . . . . . . . .        2,963            --
  (Increase) decrease in accounts receivable. . . . . . . . .     (667,749)   (1,705,145)
  Increase in prepaid expenses. . . . . . . . . . . . . . . .       25,953      (210,137)
  Increase in other assets. . . . . . . . . . . . . . . . . .       74,837      (241,784)
  Increase (decrease) in accounts payable
    and accrued expenses. . . . . . . . . . . . . . . . . . .      536,356      (102,039)
  Increase (decrease) in accrued salaries and
    related liabilities . . . . . . . . . . . . . . . . . . .     (314,393)      564,532
  Decrease in amount due to third-party payors. . . . . . . .      (40,735)      (40,532)
                                                               ------------  ------------
 Net cash used in operating activities. . . . . . . . . . . .     (242,804)     (731,449)
                                                               ------------  ------------

 Cash flows from investing activities:
   Purchase of property and equipment . . . . . . . . . . . .      (11,647)      (69,172)
   Cash received from acquired subsidiaries . . . . . . . . .           --       520,034
                                                               ------------  ------------
 Net cash provided by (used in)
   investing activities . . . . . . . . . . . . . . . . . . .      (11,647)      450,862
                                                               ------------  ------------

 Cash flows from financing activities:
   Proceeds from borrowing from shareholders. . . . . . . . .           --        33,750
   Repayments to shareholders . . . . . . . . . . . . . . . .           --       (37,038)
   Proceeds from long-term debt . . . . . . . . . . . . . . .           --        79,850
   Principal payments on long-term debt . . . . . . . . . . .      (13,588)      (30,477)
   Proceeds from short-term note payable. . . . . . . . . . .       10,000            --
   Principal payments on short-term notes payable . . . . . .           --       (18,896)
   Proceeds from issuance of shares under


                                       42

private placement . . . . . . . . . . . . . . . . . . . . . .      129,125         1,499
   Proceeds from sales of subordinated debentures . . . . . .           --       400,000
                                                               ------------  ------------
 Net cash provided by financing activities. . . . . . . . . .      125,537       428,688
                                                               ------------  ------------
 Net increase (decrease) in cash. . . . . . . . . . . . . . .     (128,914)      148,101

 Cash at beginning of year. . . . . . . . . . . . . . . . . .      150,624         2,523
                                                               ------------  ------------
 Cash at end of year. . . . . . . . . . . . . . . . . . . . .  $    21,710   $   150,624
                                                               ============  ============

 Supplemental schedule of cash flow information:
   Interest paid. . . . . . . . . . . . . . . . . . . . . . .  $    11,014   $    31,147
                                                               ============  ============



                                                Supplemental disclosures:

                           Non-cash investing and financing activities (notes 2, 3, 8 and 12))


                                     CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                          Years ended December 31, 1999 and 1998


                                                Total
Additional Retained                         stockholders'
                                              Preferred         Common          paid-in         earnings        equity
                                                Stock            Stock          capital        (deficit)      (deficit)
                                           ---------------  ---------------  --------------  --------------  -----------
 Balance, December 31, 1997 . . . . . . .  $            -   $      124,996   $      75,978   $    (271,631)  $   (70,657)

   Issuance of 1,029,410 shares
for acquisitions (note 2) . . . . . . . .             324            9,670         743,948              --       753,942

   Issuance of 1,499,138 shares
under private placement
(note 3). . . . . . . . . . . . . . . . .              --           14,497         (12,998)             --         1,499

   Issuance of 182,000 shares -
for marketing services. . . . . . . . . .              --            1,760          34,640              --        36,400

   Conversion of debentures
for 1,363,511 shares
of common stock (note 9). . . . . . . . .              --           13,185         191,815              --       205,000

   Net earnings . . . . . . . . . . . . .              --               --              --         715,585       715,585
                                           ---------------  ---------------  --------------  --------------  -----------

 Balance, December 31, 1998 . . . . . . .             324          164,108       1,033,383         443,954     1,641,769

   Issuance of 3,500 shares of preferred
stock for acquisitions (note 2) . . . . .              35               --          62,166              --        62,201

   Issuance of 645,625 shares of
common stock under private
placement (note 3). . . . . . . . . . . .              --            6,243         122,882              --       129,125


                                       43

   Issuance of 1,251,995 shares of
common stock for retirement of
debt (note 3) . . . . . . . . . . . . . .              --           12,108          38,291              --       250,399

   Conversion of debentures
for 1,223,787 shares
of common stock (note 9). . . . . . . . .              --           11,834         183,166              --       195,000

   Issuance of 376,078 shares
for investor relations. . . . . . . . . .              15            3,622         300,184              --       303,821

   Issuance of 183,600 shares of common
stock for contractual services
(note 3). . . . . . . . . . . . . . . . .              --            1,775          45,665              --        47,440

   Conversion of 6,400 shares of
preferred stock for 1,530,222
shares of common stock (note 6) . . . . .             (64)          14,797         (14,733)             --            --

   Issuance of 96,392 shares of
common stock for preferred
stock dividends (note 6). . . . . . . . .              --              932          51,868         (52,800)           --

   Retirement of 200,000 shares
of common stock (note 3). . . . . . . . .              --           (1,934)          1,934              --            --

   Net loss . . . . . . . . . . . . . . .              --               --              --      (3,091,578)   (3,091,578)
                                           ---------------  ---------------  --------------  --------------  -----------

 Balance, December 31, 1999 . . . . . . .  $          310   $      213,485   $   2,024,806   $  (2,700,424)  $  (461,823)
                                           ===============  ===============  ==============  ==============  ===========




(1)  SUMMARY  OF  SIGNIFICANT  ACCOUNTING  POLICIES

THE  COMPANY

ComTech Consolidation Group, Inc., a Delaware corporation, was incorporated on July 13, 1987. The Company is a Houston, Texas based consolidation company that is focused on acquiring and building growth oriented businesses through acquisitions in the technology related industries. The Company has operations in Texas and Louisiana.

PRINCIPLES  OF  CONSOLIDATION

The consolidated financial statements include the accounts of ComTech Consolidation Group, Inc. and its wholly owned subsidiaries (the Company). All material intercompany profits, transactions and balances have been eliminated.

The accounts of purchased companies are included in the consolidated financial statements from the dates of acquisition. The excess of cost over the fair value of net assets of businesses acquired is being amortized using the straight-line method over a 40-year period commencing with the dates of acquisition.

PROPERTY  AND  EQUIPMENT  AND  DEPRECIATION

Property and equipment are stated at cost. Depreciation of property and equipment is calculated using the straight-line method over the estimated useful lives of the assets, which range from three to ten years.

EARNINGS  PER  SHARE

Earnings (losses) per common share have been computed by dividing net earnings (losses) by the weighted average number of common shares outstanding during the respective periods.

STATEMENTS  OF  CASH  FLOWS

For purposes of the statements of cash flows, the Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents.

USE  OF  ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

PATIENT  SERVICE  REVENUE

The Company's health care subsidiaries have agreements with third-party payors (primarily Medicare and Medicaid programs) that provide for payments to the Company at amounts different from its established rate for services and supplies. Payment arrangements include prospectively determined rates, reimbursed costs, discounted charges, and other arrangements. Patient service revenue is reported at the estimated net realizable amounts from patients, third-party payors, and others for services rendered, including estimated retroactive adjustments under reimbursement agreements with third-party payors. Retroactive adjustments are recorded on an estimated basis in the period the related services are rendered and adjusted in the future periods, as final settlements with the payors are determined.

CONCENTRATION  OF  CREDIT  RISK

Medicare  and  Medicaid  Programs

Net revenue from the majority of the Company's subsidiaries is generated from services rendered to Medicare and Medicaid program (the Programs) beneficiaries. The reimbursement from the Programs is determined under cost-based reimbursement formulas. The ultimate reimbursement to which the Company is entitled is based on the submission of annual cost reports, which are subject to audit, by the Programs through the Programs' intermediaries. Management has made allowances for potential cost disallowances. Differences between allowances and final settlements are reported as modification to net patient service revenue in the year of settlement. Since the Company receives a substantial portion of its funding from the Programs, it is dependent on funding from the Medicare and Medicaid programs to support fifty percent of its operations.

RECLASSIFICATIONS

Certain 1998 amounts have been reclassified to conform to the 1999 presentation.


(2)  ACQUISITIONS

Effective January 1, 1999, the Company, through its wholly-owned subsidiary, PMP, issued 1,000 shares of its Class B preferred stock (see note 6) for all of the outstanding stock of Clinical Concepts, Inc., a Louisiana health care corporation. On the same day, the Company sold Clinical Concepts Inc. to an individual for a long-term note receivable in the amount of $30,000. The note receivable is due in six annual installments of $5,000.

Effective March 26, 1999, the Company, through its wholly-owned subsidiary, Unique Dawning, Inc., issued 2,500 shares of its Class B preferred stock (see note 6) for all of the outstanding stock of two Texas health care corporations.

Effective February 15, 1998, the Company issued 500,000 shares of its common stock in exchange for all of the outstanding stock of Professional Management Providers, Inc. (PMP), a Louisiana health care management corporation.

Effective April 1, 1998, the Company issued 500,000 shares of its common stock in exchange for all of the outstanding stock of Unique Dawning, Inc., a Texas health care corporation.

Effective June 30, 1998, the Company, through its wholly-owned subsidiary, PMP, issued 2,000 shares of its Class B preferred stock for all of the outstanding stock of Superior Quality Health Care, Inc., a Texas health care corporation.

Effective July 30, 1998, the Company, through its wholly-owned subsidiary, PMP, issued 11,000 shares of its Class B preferred stock for all of the outstanding stock of Home Care Center, Inc., a Louisiana health care corporation (see note
11).

Effective August 13, 1998, the Company, through its wholly owned subsidiary, PMP, issued 1,300 shares of its Class B preferred stock for all of the outstanding stock of Magnolia Home Health, Inc., a Louisiana health care corporation.

Effective October 3, 1998, the Company, through its wholly-owned subsidiary, PMP, issued 600 shares of its Class B preferred stock for all of the outstanding stock of A-1 Bayou Health 2000, Inc., a Louisiana health care corporation.

Between July 1, 1998 and December 29, 1998, the Company, through its wholly-owned subsidiary, PMP, issued 16,550 shares of its Class B preferred stock for certain net assets of twelve Louisiana health care corporations.

All of the above acquisitions have been accounted for using the purchase method with the purchase price allocated to the acquired assets and liabilities based on their respective estimated fair values at the acquisition dates. Such allocations were based on evaluations and estimations. A valuation adjustment in the amount of $2,000,000 has been assigned to the value of existing contracts for entities acquired in 1998.

The  purchase  allocation  is  summarized  as  follows:

                                        1999           1998
                                    -------------  ------------
Current assets                        $133,849      $3,630,796
    Noncurrent assets. . . . . . .        25,000             -
    Property and equipment . . . .             -       439,745
    Excess of cost over net assets
    of businesses acquired . . . .             -     2,000,000
    Current liabilities. . . . . .       (96,648)   (5,229,128)
    Long-term liabilities. . . . .             -       (87,471)
                                    -------------  ------------

                                    $     62,201   $   753,942
                                    =============  ============

Goodwill  is  being  amortized  over  a  period  of  40  years.


(3)  RELATED  PARTY  TRANSACTIONS

In January 1999, the Company sold 645,625 shares of common stock for $129,125 ($.20 per share) to a company owned by a relative of the Chairman of the Board at the time (the Chairman was subsequently removed by the Board). The Chairman of the Board charged the Company a fee in the amount of $5,125 to consummate this transaction. This private placement was never approved by the Board of Directors.

In January 1999, the Company issued 1,251,995 shares of common stock to companies owned by relatives of the Chairman of the Board at the time. The shares were issued to retire loans made to the Company by the Chairman of the Board and a company owned by the deceased former Chairman of the Board. The Board of Directors never approved these transactions. The Board subsequently removed the Chairman from the Board. The shares were never returned and are still outstanding. In March 2000, the Company signed a settlement agreement and mutual release in return for another private placement of stock (see note 14). In addition, the former President of the Company agreed to return 200,000 shares of common stock in settlement of his involvement in the issuance of the shares.

In April 1999, the Company issued 130,000 shares ($.20 per share) of common stock to the Chairman of the Board at the time for compensation for services performed.

In December 1999, the Company issued 53,600 shares ($.40 per share) of common stock to the Chief Financial Officer for compensation for services performed and the repayment of $11,500 in loans made to the Company.

On July 2, 1998, the Company completed a private offering of 1,500,000 shares of its common stock at an offering price of $.001 per share. Of the 1,500,000 offered, 1,499,138 shares were issued and sold. 283,000 shares were sold to a company owned by the son of the Chairman of the Board at the time, 666,138 shares were sold to the Chairman of the Board at the end of 1998, and 500,000 shares were sold to a close business associate of the Chairman of the Board, of which, 320,000 shares were subsequently transferred to the Chairman of the Board. The shares were issued for less than the par value of the shares. The excess of the par value over the proceeds from the placement has been charged to Additional paid-in capital. The Company has not determined whether the issuance met the requirements of state law.

At December 31, 1998, $40,000 of the cash balance was pledged as collateral for a personal loan made by the president of PMP. The Board of Directors of the Company did not approve this transaction.


(4)  PROPERTY  AND  EQUIPMENT

Property  and  equipment  is  summarized  as  follows:


                                       46

    December  31,
  -------------------------


                                         1999        1998
                                      ----------  -----------
Equipment                             $  240,317  $  301,922
   Furniture and fixtures. . . . . .       1,600     429,087
   Leasehold improvements. . . . . .          --     336,163
                                      ----------  -----------
Total property and equipment . . . .     241,917   1,067,172
   Less accumulated depreciation and
amortization . . . . . . . . . . . .      95,903     471,485
                                      ----------  -----------
Net property and equipment . . . . .  $  146,014  $  595,687
                                      ==========  ===========



 (5)  LONG-TERM  DEBT

Long-term  debt  is  summarized  as  follows:

 December  31,                                        1999     1998
                                                    --------  -------

Notes payable (8), due March 10, 2001, with
interest at 6.5% (see note 11)                      $ 251,100  $     -
   Note payable in monthly installments of $868
through September 2003; with interest at
10.5%, unsecured . . . . . . . . . . . . . . . . .     34,075   40,393
   Note payable in monthly installments of $970
through September 2004, with monthly
installments increasing to $5,500 through
August 2005, with interest, unsecured. . . . . . .   115,126   119,006
   Note payable in monthly installments of $3,700
through August 2004, unsecured . . . . . . . . . .   208,033   219,169
   Note payable to a bank, with interest at
the lender's prime rate plus 2%, due
March 5, 2000 (note 12), . . . . . . . . . . . . .        --    67,322
   Note payable, with interest at 13.24%, due
January 2003; collateralized by transpor-
tation equipment (note 12) . . . . . . . . . . . .        --    16,235
   Note payable, with interest at 3.90%, due
November 2003; collateralized by transpor-
tation equipment (note 12) . . . . . . . . . . . .        --    21,380

  Total long-term debt . . . . . . . . . . . . . .   608,334   483,505
Less current installments. . . . . . . . . . . . .    63,220    39,562

  Long-term debt, less
current installments . . . . . . . . . . . . . . .  $545,114  $443,943
                                                    ========  ========


Aggregate yearly maturities of long-term debt for the periods after December 31, 1999 are as follows:

Years
-----
2000           $  63,220
 2001 . . . .    315,111
 2002 . . . .     64,889
 2003 . . . .     66,115
 2004 . . . .     60,193
 Thereafter .     38,806
                --------
                $608,334
                ========

NOTES  TO  CONSOLIDATED  FINANCIAL  STATEMENTS

(6)  PREFERRED  STOCK

In 1999, the Company issued 3,500 shares of its Class B preferred stock in exchange for all of the outstanding stock of three health care companies (see note 2). In 1998, the Company issued 31,450 shares of its Class B preferred stock in exchange for all of the outstanding stock of four health care companies and certain net assets of twelve health care companies (see note 2). The Class B preferred shares have a face value of $100 per share, with an annual cumulative dividend equal to 8%, with a term of 24 months.
The Class B preferred shares are convertible by the shareholders for the Company's common stock at anytime after 12 months from the date of issuance at a conversion rate equal to 80% of the then market price of the Company's common stock. The Class B preferred shares are redeemable by the Company at any time in exchange for cash payment equal to the full-face amount of the shares plus accumulated dividends. At the end of the 24 month term, if not redeemed by the Company for cash equal to the face amount of the preferred shares, the shares automatically convert to common stock at a conversion rate equal to 80% of the then market bid price of the Company's common stock. See note 14 for subsequent events related to the creation and subsequent sale of the Company's Class E preferred stock.

(7)  FEDERAL  INCOME  TAX  EXPENSE

The estimated federal income tax expense for the year ended December 31, 1998 is eliminated by net operating loss carry forwards.

(8)  CONVERTIBLE  SUBORDINATED  DEBENTURES

On August 3, 1998, the Company entered into an agreement to issue, as needed, $750,000 of 8% senior subordinated convertible redeemable debentures (the Debentures) due August 3, 1999. Interest on the outstanding balance is due and payable monthly commencing September 3, 1998. The Debentures may be converted into shares of the Company's stock at the lower of 75% of the closing bid price of the Company's stock the day immediately preceding the date of receipt by the Company of notice of conversion or by 75% of the closing bid price of the Company's stock on the five days immediately preceding the date of subscription by the holder as reported by the National Association of Securities Dealers Electronic Bulletin Board ("NASDAQ"). As of December 31, 1998, the Company had borrowed $400,000 of the $750,000. The holders of the Debentures subsequently converted $205,000 of the borrowings into 1,363,511 shares of the Company's common stock. The remaining $195,000 is recorded as a current liability at December 31, 1998. In 1999, the Company converted the remaining $195,000 into 1,223,787 shares of the Company's common stock.


 (9)  LEASES

The Company leases certain office space, furniture and equipment under operating leases. Future minimum lease payments under noncancellable operating leases at December 31, 1999 are as follows:



Year
----
2000                      $73,633
2001                       19,168
                          -------
      Total               $92,801
                          =======

(10)  INDUSTRY  SEGMENTS

The Company operated in two industries (health care and Internet service providers) and two geographical locations (Texas and Louisiana) during 1999 and 1998. Professional Management Providers, Inc. provided health care services in the state of Louisiana (see note 12), and Unique Dawning, Inc. provided health care services in the state of Texas (see note 12). Networks On-Line, Inc. is an Internet service provider (ISP) in Texas. Segment and geographical information for the years ended December 31, 1999 and 1998 is as follows:

                                  1999          1998
                              -------------  -----------
Net revenues:
Health care - Louisiana        $ 7,198,930    $7,253,787
    Health care - Texas. . .     1,662,122      790,602
    ISP - Texas. . . . . . .       591,029      751,558
                              -------------  -----------
                              $  9,452,081   $8,795,947
                              =============  ===========

Operating income (loss):
    Health care - Louisiana.  $    775,039   $  992,443
    Health care - Texas. . .       122,885       57,557
    ISP - Texas. . . . . . .       (29,765)     (54,621)
    Corporate expenses . . .    (1,221,083)    (251,687)
                              -------------  -----------
                              $   (352,924)  $  743,692
                              =============  ===========

Identifiable assets:
    Health care - Louisiana.  $    292,103   $5,221,722
    Health care - Texas. . .             -      780,408
    ISP - Texas. . . . . . .       630,916      644,874
    Corporate. . . . . . . .        25,052      161,562
                              -------------  -----------
                              $    948,071   $6,808,566
                              =============  ===========


Corporate expenses for the year ended December 31, 1999 are summarized as follows:

Settled and pending litigation   $400,000
Investor relations . . . . . .     373,702
Contractual services . . . . .     112,727
Bad debt expenses. . . . . . .      86,000
Legal fees . . . . . . . . . .      71,198
Accounting and audit fees. . .      47,696
Salaries and payroll taxes . .      38,131
Other administrative expenses.      91,629
                                -----------
Total. . . . . . . . . . . . .  $1,221,083
                                ===========


(11)  LITIGATION

The Company has certain pending and threatened litigation and claims incurred in the ordinary course of business (primarily related to acquisitions and disposition of subsidiaries and related employment agreements). Management has not determined whether or not the probable resolution of such contingencies will have any additional material affect on the financial position of the Company or the results of operations. Included in long-term debt is $251,100 of liabilities related to settled litigation. In addition, approximately $150,000 is included in accounts payable and accrued expenses for pending litigation.

(12)  DISPOSAL  OF  HEALTH  CARE  FACILITIES

During 1999, a number of the facilities (6) in Louisiana owned by the Company's subsidiary, Professional Management Providers, Inc. were operating under Chapter 11 of the U.S. Bankruptcy Code. As a result of several disputes and lawsuits with former management of the subsidiary, the Trustee in bankruptcy closed the six subsidiary corporations of Home Care Center, Inc. in July 1999. Thereafter, the Company closed three of the remaining four facilities in Louisiana, and transferred ownership of the remaining one to the parent company. The one remaining facility was still in operation at December 31, 1999.

In addition, the Company made several acquisitions during 1999 through its Unique Dawning, Inc. subsidiary without board approval or corporate involvement. These facilities proved unmanageable, and as a result, Unique Dawning, Inc. was placed in Chapter 11 of the Bankruptcy Code in September 1999. Subsequently, the Trustee transferred the filing to Chapter 7, which provides for liquidation.

As a result of these events, the Company recognized losses on the closing and disposal of the twelve facilities (nine under Professional Management Providers, Inc. and three under Unique Dawning, Inc.). The losses were as follows:

Professional Management Providers, Inc.  $2,088,367
    Unique Dawning, Inc.. . . . . . . .     639,273
                                         ----------
                                         $2,727,640
                                         ==========

The loss has been reflected in the accompanying statement of income as an extraordinary item. No income tax credit has been provided against the loss due to the unavailability of recoverable taxes in prior periods.

(13)  OPERATIONAL  STATUS

The current company is the survivor of a reverse merger, which occurred in 1997 and has expanded since then through both internal growth and acquisitions. During this growth period, the Company reported significant revenues in 1998 and 1999; however, the revenues reported for both years represented approximately one-half of a year's operations. This situation was due to significant acquisitions occurring in mid-year 1998 and the disposition (note 12) of a majority of those businesses in mid-year 1999. The management of the acquisition process and the management of those subsequent operations exposed the Company to significant legal liabilities (note 11).

At  December  31, 1999, current liabilities exceeded current assets by $733,063.
At December 31, 1999, the Company primarily had two operational subsidiaries: one health care subsidiary located in Louisiana and one Internet Service Provider located in Houston, Texas. The net income from these operations is not sufficient to support corporate expenses and pay current liabilities.

In view of these matters, realization of a major portion of the assets in the accompanying consolidated balance sheet is dependent upon continued operations of the Company, the success of a secondary placement and future acquisitions and operations. Management believes that actions presently being taken to obtain additional equity financing through a secondary offering and acquisitions and increasing sales in the technology sector will provide the opportunity to continue as a going concern.


(14)  SUBSEQUENT  EVENT

During February and March 2000, the Company raised $200,000 through a private placement. The Company agreed to sell 2,000 shares of its Class E preferred stock at $100 per share. Each share of the Class E preferred stock, has an annual cumulative dividend equal to 8%, with a term of 12 months, and is convertible into 650 shares of the Company's common stock.

R.  E.  BASSIE  &  CO.,  P.C.
CERTIFIED  PUBLIC  ACCOUNTANTS
A  PROFESSIONAL  CORPORATION

                                               7171  Harwin  Drive,  Suite  306
                                               Houston,  Texas  77036-2197
                                               Tel:  (713)  266-0691
                                               Fax:  (713)  266-0692
                                               E-Mail:  Rebassie@aol.com


                         INDEPENDENT ACCOUNTANTS' REPORT
                         -------------------------------


The  Board  of  Directors
Comtech  Consolidation  Group,  Inc.:

We have reviewed the accompanying condensed consolidated balance sheet of Comtech Consolidation Group, Inc. and subsidiaries as of March 31, 2000, and the related condensed consolidated statements of operations and cash flows for the three-month periods ended March 31, 2000 and 1999. These financial statements are the responsibility of the Company's management.

We conducted our review in accordance with standards established by the American Institute of Certified Public Accountants. A review of interim financial information consists principally of applying analytical procedures to financial data and of making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with generally accepted auditing standards, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our review, we are not aware of any material modifications that should be made to such condensed consolidated financial statements for them to be in conformity with generally accepted accounting principles.

The accompanying condensed financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 5 to the condensed financial statements (and Note 13 to the annual financial statements for the year ended December 31, 1999 (note presented herein), certain conditions raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 5 (and
Note  13)  to  the  respective  financial  statements.

We have previously audited, in accordance with generally accepted auditing standards, the consolidated balance sheet of ComTech Consolidation Group, Inc. and subsidiaries as of December 31, 1999, and the related consolidated statements of operations, stockholders' equity, and cash flows for the year then ended (not presented herein); and in our report dated March 24, 2000, we expressed an unqualified opinion on those consolidated financial statements and included an explanatory paragraph concerning matters that raise substantial doubt about the Company's ability to continue as a going concern. In our opinion, the information set forth in the accompanying condensed consolidated balance sheet as of December 31, 1999 is fairly stated, in all material respects, in relation to the consolidated balance sheet from which it has been derived.


                    /s/  R.  E.  Bassie  &  Co.,  P.C.


Houston,  Texas
May  13,  2000

                COMTECH CONSOLIDATION GROUP, INC. AND SUBSIDIARIES

                            CONSOLIDATED BALANCE SHEETS

                 March 31, 2000 and December 31, 1999 (Audited)
            (Unaudited - see accompanying accountants' review report)

Assets                                                       2000            1999
-------------------------------------------------------  -------------  --------------

(Audited)

Current assets:
  Cash. . . . . . . . . . . . . . . . . . . . . . . . .  $     64,082   $      21,710
  Accounts receivable, less allowances for contractual
    adjustments and doubtful accounts of $1,000
    in 2000 and 1999. . . . . . . . . . . . . . . . . .       272,578         110,007
  Prepaid expenses. . . . . . . . . . . . . . . . . . .        66,000               -
                                                         -------------  --------------
    Total current assets. . . . . . . . . . . . . . . .       402,660         131,717
                                                         -------------  --------------

Note receivable . . . . . . . . . . . . . . . . . . . .        20,000          20,000

Property and equipment, net of accumulated
  depreciation and amortization . . . . . . . . . . . .       134,285         146,014

Excess of cost over net assets of businesses
  acquired, less accumulated amortization of
  $38,250 in 2000 and $34,000 in 1999 . . . . . . . . .       641,750         646,000

Other assets. . . . . . . . . . . . . . . . . . . . . .         4,340           4,340
                                                         -------------  --------------
    Total assets. . . . . . . . . . . . . . . . . . . .  $  1,203,035   $     948,071
                                                         =============  ==============

Liabilities and Stockholders' Equity
-------------------------------------------------------

Current liabilities:
  Accounts payable and accrued expenses . . . . . . . .       499,580         617,392
  Accrued salaries and related liabilities. . . . . . .       144,598         131,686
  Loans payable to shareholders . . . . . . . . . . . .        42,482          42,482
  Notes payable . . . . . . . . . . . . . . . . . . . .         8,250          10,000
  Current installments of long-term debt. . . . . . . .       308,754          63,220
                                                         -------------  --------------
    Total current liabilities . . . . . . . . . . . . .     1,003,664         864,780
Long-term debt, less current installments . . . . . . .       294,014         545,114
                                                         -------------  --------------
    Total liabilities . . . . . . . . . . . . . . . . .     1,297,678       1,409,894
                                                         -------------  --------------

Stockholders' equity:
  Preferred stock, $.01 par value.  Authorized
    1,000,000 shares: issued and outstanding,
    31,562 shares in 2000 and 31,028 shares in 1999 . .           316             310
  Common stock, $.00967 par value.  Authorized
    30,000,000 shares: issued and outstanding,
    24,308,634 shares in 2000 and 22,077,072
    shares in 1999. . . . . . . . . . . . . . . . . . .       235,064         213,485
  Additional paid-in capital. . . . . . . . . . . . . .     2,351,071       2,024,806
  Retained earnings (deficit) . . . . . . . . . . . . .    (2,681,094)     (2,700,424)
                                                         -------------  --------------
    Total stockholders' equity (deficit). . . . . . . .       (94,643)       (461,823)

Commitments and contingent liabilities

    Total liabilities and stockholders' equity. . . . .  $  1,203,035   $     948,071
                                                         =============  ==============

See  accompanying  notes  to  consolidated  financial  statements.

                COMTECH CONSOLIDATION GROUP, INC. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF OPERATIONS

                    Three months ended March 31, 2000 and 1999
            (Unaudited - see accompanying accountants' review report)


                                        2000                1999
                                 ------------------  -------------------
 Revenues:
   Patient service revenue, net  $         355,978   $        4,815,313
   Internet service revenue . .            169,184              159,295
                                 ------------------  -------------------
       Total revenues . . . . .            525,162            4,974,608
                                 ------------------  -------------------

 Operating expenses:
   Health care operations . . .            243,547            3,979,773
   Internet operations. . . . .            147,006              141,939
   Corporate operations . . . .             99,239               76,697
   Amortization . . . . . . . .              4,250                8,175
   Depreciation . . . . . . . .             11,729               16,631
                                 ------------------  -------------------
     Total operating expenses .            505,771            4,223,215
                                 ------------------  -------------------

     Operating income . . . . .             19,391              751,393

 Other income (expenses):
   Interest income. . . . . . .                  -                   18
   Interest expense . . . . . .                (61)              (3,532)
                                 ------------------  -------------------
     Net earnings . . . . . . .  $          19,330   $          747,879
                                 ==================  ===================

 Net earnings per share . . . .  $            0.00   $             0.04
                                 ==================  ===================


 Weighted average common shares         22,521,890           17,726,000
                                 ==================  ===================


See  accompanying  notes  to  consolidated  financial  statements.

                    COMTECH CONSOLIDATION GROUP, INC. AND SUBSIDIARIES

                           CONSOLIDATED STATEMENTS OF CASH FLOWS

                        Three months ended March 31, 2000 and 1999
                 (Unaudited - see accompanying accountants' review report)


                                                                   2000               1999
                                                             ----------------  ------------------
 Cash flows from operating activities:
   Net earnings . . . . . . . . . . . . . . . . . . . . . .  $        19,330   $         747,879
   Adjustments to reconcile net earnings to net
     cash used in operating activities:
       Depreciation and amortization of property
         and equipment. . . . . . . . . . . . . . . . . . .           11,729              16,631
       Amortization of excess of cost over net
         assets of businesses acquired. . . . . . . . . . .            4,250               8,175
       Increase in accounts receivable. . . . . . . . . . .         (162,571)         (1,303,762)
       Increase in prepaid expenses . . . . . . . . . . . .          (66,000)            (29,178)
       Decrease in other assets . . . . . . . . . . . . . .                -               2,207
       Increase in accounts payable and accrued
         expenses . . . . . . . . . . . . . . . . . . . . .           31,788             264,188
       Increase in accrued salaries and related
         liabilities. . . . . . . . . . . . . . . . . . . .           12,912             246,201
       Decrease in amount due to third-party payors . . . .                -             (24,811)
                                                             ----------------  ------------------
           Net cash used in operating activities. . . . . .         (148,562)            (72,470)
                                                             ----------------  ------------------

 Cash flows from investing activities:
   Purchase of property and equipment . . . . . . . . . . .                -             (13,916)
                                                             ----------------  ------------------
           Net cash used in investing activities. . . . . .                -             (13,916)
                                                             ----------------  ------------------

 Cash flows from financing activities:
   Principal payments on long-term debt . . . . . . . . . .           (5,566)            (17,678)
   Repayment of short-term note payable . . . . . . . . . .           (3,500)                  -
   Proceeds from issuance of shares under private placement          200,000             104,000
                                                             ----------------  ------------------
           Net cash provided by operating activities. . . .          190,934              86,322
                                                             ----------------  ------------------

           Net increase (decrease) in cash. . . . . . . . .           42,372                 (64)

 Cash at beginning of year. . . . . . . . . . . . . . . . .           21,710             150,624
                                                             ----------------  ------------------
 Cash at end of period. . . . . . . . . . . . . . . . . . .  $        64,082   $         150,560
                                                             ================  ==================

 Supplemental schedule of cash flow information:
   Interest paid. . . . . . . . . . . . . . . . . . . . . .  $            61   $               -
                                                             ================  ==================

 See  accompanying  notes  to  consolidated  financial  statements.

               COMTECH CONSOLIDATION GROUP, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1)     GENERAL

Comtech Consolidation Group, Inc. (Comtech or the Company) is a Houston, Texas based consolidation Company that is focused on acquiring and building businesses through acquisitions, with an emphasis toward technology. The Company currently has technology operations in Houston, Texas operating under the name Networks On-line, Inc. and healthcare operations in Louisiana, operating under the name A-1 Bayou. All acquired companies become the direct property of Comtech and are run as wholly owned subsidiaries. Comtech directly manage the financial and administrative functions of all of its subsidiaries.

The unaudited consolidated financial statements have been prepared on the same basis as the audited consolidated financial statements and, in the opinion of management, reflect all adjustments (consisting of normal recurring adjustments) necessary for a fair presentation for each of the periods presented. The results of operations for interim periods are not necessarily indicative of results to be achieved for full fiscal years.

As contemplated by the Securities and Exchange Commission (SEC) under Rule 10-01 of Regulation S-X, the accompanying consolidated financial statements and related footnotes have been condensed and do not contain certain information that will be included in the Company's annual consolidated financial statements and footnotes thereto. For further information, refer to the Company's 1999 audited consolidated financial statements and related footnotes.

(2)     PROPERTY  AND  EQUIPMENT

Property and equipment is summarized as follows at March 31, 2000 and December 31, 1999:

                                      2000        1999
                                   ----------  ----------

Equipment                          $  240,317  $  240,317
Furniture  and  fixtures                1,600       1,600
                                   ----------  ----------
Total  property  and  equipment       241,917     241,917
Less  accumulated  depreciation       107,632      95,903
                                   ----------  ----------

    Net  property  and  equipment  $  134,285  $  146,014
                                   ==========  ==========


(3)     LONG-TERM  DEBT

Long-term  debt  at  March  31,  2000  and  December  31,  1999  are as follows:

                                      2000        1999
                                   ----------  ----------

Long-term  debt                    $  602,768  $  608,334
Less  current  installments           308,754      63,220
                                   ----------  ----------
                                   $  294,014  $  545,114
                                   ==========  ==========

(4)     FEDERAL  INCOME  TAX  EXPENSE

The estimated federal income tax expense for the three-month periods ended March 31, 2000 and 1999 is eliminated by net operating loss carryforwards.

(5)     OPERATIONAL  STATUS

At March 31, 2000, current liabilities exceeded current assets by $601,004. At March 31, 2000, the Company primarily had two operational subsidiaries: one Internet Service Provider located in Houston, Texas and one healthcare subsidiary located in Louisiana. The net income from these operations is not sufficient to support corporate expenses and pay current liabilities. However, a new Board was elected in late January 2000, which hired a new management team. The new management installed management practices, which resulted in a substantial reduction of corporate expenses. New management also negotiated settlements on a substantial portion of corporate debt, decreasing debt by over $112,000 in the first quarter. To overcome the shortfall in operating expenses, management has raised over $250,000 in operating capital through private placements of preferred stock. Total assets at March 31, 2000 increased by $274,964 compared to December 31, 1999.

Management believes that actions presently being taken to obtain additional equity financing through a secondary offering will provide adequate working capital over the next 12 months, without creating new debt. Acquisitions and increasing sales in the technology sector will provide the opportunity for the Company to continue as a going concern. A more complete profile of management plans is shown in the 1st quarter 10QSB, Item 2.

(6)     SUBSEQUENT  EVENTS

On May 12, 2000, the shareholders voted to increase the number of authorized shares of the Company's common stock from 30,000,000 shares to 100,000,000 shares. In addition, the shareholders also approved a performance based stock option plan for the Company. The Board of Directors gave authorization for management to proceed with the preparation of SEC Form SB-2 to register a certain number of shares of common stock to be sold to obtain funds for working capital, retire debt and for use in making acquisitions of technology related entities, some of which the Company has already signed letters of intent to purchase. An investment banking firm has been engaged to assist with this placement of stock.